UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant  ☒                Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Shift4 Payments, Inc.

(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply)

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Shift4 Payments, Inc.

NOTICE & PROXY STATEMENT

Annual Meeting of Stockholders

June 9, 2023

12:00 p.m. (Eastern Time)

2202 N. IRVING ST.

ALLENTOWN, PENNSYLVANIA 18109

April 28, 2023

To Our Stockholders:

You are cordially invited to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Shift4 Payments, Inc. at 12:00 p.m. Eastern Time, on Friday, June 9, 2023. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast.

The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the Annual Meeting. Please see the section called “Who can attend the Annual Meeting?” on page 4 of the proxy statement for more information about how to attend the Annual Meeting online.

Whether or not you attend the Annual Meeting online, it is important that your shares be represented and voted at the Annual Meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or, if you received paper copies of these materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you have received our Notice of Internet Availability of Proxy Materials, then instructions regarding how you can vote are contained in that notice. If you have received a printed proxy card, then instructions regarding how you can vote are contained on the proxy card. If you decide to attend the Annual Meeting, you will be able to vote online, even if you have previously voted or submitted your proxy.

Thank you for your support.

Sincerely,

Jared Isaacman

Founder, Chief Executive Officer and Chairman of the Board of Directors

SHIFT4 PAYMENTS, INC.

2202 N. Irving St.

Allentown, Pennsylvania 18109

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD FRIDAY, JUNE 9, 2023

The 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Shift4 Payments, Inc., a Delaware corporation (the “Company”), will be held at 12:00 p.m. Eastern Time on Friday, June 9, 2023. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/FOUR2023 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. The Annual Meeting will be held for the following purposes:

•

To elect Sam Bakhshandehpour, Jonathan Halkyard, and Donald Isaacman as Class III Directors to serve until the 2026 Annual Meeting of Stockholders, and until their respective successors shall have been duly elected and qualified;

•	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

•	To approve, on an advisory (non-binding) basis, the compensation of our named executive officers; and

•	To transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment of the Annual Meeting.

Holders of record of our common stock as of the close of business on April 17, 2023 are entitled to notice of and to vote at the Annual Meeting or any continuation, postponement or adjournment of the Annual Meeting. A complete list of such stockholders will be open to the examination of any stockholder for a period of ten days prior to the Annual Meeting for a purpose germane to the Annual Meeting by sending an email to Jordan Frankel, Secretary, General Counsel and Executive Vice President, Legal, Risk and Compliance, at annualmeeting@shift4.com, stating the purpose of the request and providing proof of ownership of Company stock. The list of these stockholders will also be available during the Annual Meeting after entering the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. The Annual Meeting may be continued or adjourned from time to time without notice other than by announcement at the Annual Meeting.

It is important that your shares be represented regardless of the number of shares you may hold. Whether or not you plan to attend the Annual Meeting online, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the enclosed return envelope. Promptly voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.

By Order of the Board of Directors

Jordan Frankel

Secretary, General Counsel and Executive Vice President, Legal, Risk and Compliance

Allentown, Pennsylvania

April 28, 2023

i

APPENDIX A	A-1

i

CERTAIN DEFINITIONS

In connection with the closing of our initial public offering of Class A common stock on June 4, 2020 (the “IPO”), we effected certain organizational transactions which we refer to as the “Transactions.” As used in this proxy statement, unless otherwise indicated, references to:

•

“we,” “us,” “our,” the “Company,” “Shift4” and similar references refer to: (1) Shift4 Payments, Inc., and, unless otherwise stated, all of its subsidiaries, including Shift4 Payments, LLC and, unless otherwise stated, all of its subsidiaries, and (2) prior to the completion of the Transactions, to Shift4 Payments, LLC and, unless otherwise stated, all of its subsidiaries.

•

“Blocker Companies” refers to certain direct and/or indirect owners of LLC Interests (as defined below) in Shift4 Payments, LLC, collectively, prior to the Transactions that are taxable as corporations for U.S. federal income tax purposes and each of which is an affiliate of Searchlight (as defined below).

•	“Blocker Shareholders” refers to the owners of Blocker Companies, collectively, prior to the Transactions.

•

“Continuing Equity Owners” prior to May 24, 2022 refers collectively to Searchlight, our Founder (as defined below) and their respective permitted transferees that own LLC Interests after the Transactions and who may redeem at each of their options, in whole or in part from time to time, their LLC Interests for, at our election (determined solely by our independent directors (within the meaning of the rules of the New York Stock Exchange ) who are disinterested), cash or newly-issued shares of our Class A common stock. Searchlight was a Continuing Equity Owner prior to May 24, 2022. From May 24, 2022 onwards, our Founder is a Continuing Equity Owner.

•

“LLC Interests” refers to the common units of Shift4 Payments, LLC, including those that we purchased directly from Shift4 Payments, LLC with the proceeds from the IPO and the concurrent private placement and the common units of Shift4 Payments, LLC that we acquired from the Former Equity Owners in connection with the consummation of the Transactions.

•	“Founder” refers to Jared Isaacman, our Founder, Chief Executive Officer, Chairman of the Board of Directors and the sole stockholder of Rook Holdings Inc.

•

“Former Equity Owner” refers to FPOS Holding Co., Inc. who exchanged its LLC Interests for shares of our Class A common stock (to be held by the Former Equity Owner either directly or indirectly) in connection with the consummation of the Transactions.

•	“Rook” refers to Rook Holdings Inc., a Delaware corporation wholly owned by our Founder and for which our Founder is the sole stockholder.

•	“Searchlight” refers to Searchlight Capital Partners, L.P., a Delaware limited partnership, and certain funds affiliated with Searchlight.

•	“Shift4 Payments LLC Agreement” refers to Shift4 Payments, LLC’s amended and restated limited liability company agreement.

SHIFT4 PAYMENTS, INC.

2202 N. Irving St.

Allentown, Pennsylvania 18109

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Shift4 Payments, Inc. of proxies to be voted at our 2023 Annual Meeting of Stockholders to be held on Friday, June 9, 2023 (the “Annual Meeting”), at 12:00 p.m. Eastern Time and at any continuation, postponement or adjournment of the Annual Meeting. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/FOUR2023 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.

Holders of record of shares of our Class A common stock, $0.0001 par value per share, Class B common stock, $0.0001 par value per share and Class C common stock, $0.0001 par value per share (collectively, the “common stock”), as of the close of business on April 17, 2023 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement or adjournment of the Annual Meeting, and will vote together as a single class on all matters presented at the Annual Meeting. As of the Record Date, there were 57,253,201 shares of Class A common stock outstanding and entitled to vote at the Annual Meeting, 23,831,883 shares of Class B common stock outstanding and entitled to vote at the Annual Meeting and 2,090,706 shares of Class C common stock outstanding and entitled to vote at the Annual Meeting, representing 18.1%, 75.3% and 6.6% of the voting power of our common stock, respectively. Each share of Class A common stock is entitled to one vote per share, each share of Class B common stock is entitled to ten votes per share and each share of Class C common stock is entitled to ten votes per share on any matter presented to stockholders at the Annual Meeting.

This proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Form 10-K”) will be released on or about April 28, 2023 to our stockholders on the Record Date.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON FRIDAY, JUNE 9, 2023

This Proxy Statement and our 2022 Form 10-K are available at

www.proxyvote.com

Proposals

At the Annual Meeting, our stockholders will be asked:

•

To elect Sam Bakhshandehpour, Jonathan Halkyard, and Donald Isaacman as Class III Directors to serve until the 2026 annual meeting of stockholders, and until their respective successors shall have been duly elected and qualified;

•	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

•	To approve, on an advisory (non-binding) basis, the compensation of our named executive officers; and

•	To transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment of the Annual Meeting.

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

Recommendations of the Board

The Company’s Board of Directors (the “Board”) recommends that you vote your shares as indicated below. If you return a properly completed proxy card, or vote your shares by telephone or Internet, your shares of common stock will be voted on your behalf as you direct. If not otherwise specified, the shares of common stock represented by the proxies will be voted, and the Board recommends that you vote:

•	FOR the election of each of Sam Bakhshandehpour, Jonathan Halkyard, and Donald Isaacman as Class III Directors;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and

•	FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.

If any other matter properly comes before the stockholders for a vote at the Annual Meeting, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

Information About This Proxy Statement

Why you received this proxy statement. You are viewing or have received these proxy materials because Shift4’s Board is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and that is designed to assist you in voting your shares.

Notice of Internet Availability of Proxy Materials. As permitted by SEC rules, Shift4 is making this proxy statement and its 2022 Form 10-K available to its stockholders electronically via the Internet. On or about April 28, 2023, we mailed or intend to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) containing instructions on how to access this proxy statement and our 2022 Form 10-K and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2022 Form 10-K. The Internet Notice also instructs you on how you may submit your proxy over the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Internet Notice.

Printed Copies of Our Proxy Materials. If you received printed copies of our proxy materials, then instructions regarding how you can vote are contained on the proxy card included in the materials.

Householding. The SEC’s rules permit us and intermediaries (e.g., brokers, banks and other agents) to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we and a number of intermediaries with account holders who are our stockholders have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. A proxy card or voting instruction form will be delivered for each of the stockholders sharing an address. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Broadridge at the above phone number or address.

QUESTIONS AND ANSWERS ABOUT THE 2023 ANNUAL MEETING OF STOCKHOLDERS

Who is entitled to vote at the Annual Meeting?

The Record Date for the Annual Meeting is April 17, 2023. You are entitled to vote at the Annual Meeting only if you were a stockholder of record at the close of business on that date, or if you hold a valid proxy for the Annual Meeting. Each outstanding share of our Class A common stock is entitled to one vote per share, each outstanding share of our Class B common stock is entitled to ten votes per share, and each outstanding share of our Class C common stock is entitled to ten votes per share for all matters before the Annual Meeting. At the close of business on the Record Date, there were 57,253,201, 23,831,883, and 2,090,706 shares of our Class A common stock, our Class B common stock and our Class C common stock, respectively, outstanding and entitled to vote at the Annual Meeting, representing 18.1%, 75.3%, and 6.6% of the voting power of our common stock, respectively. Holders of our common stock vote together as a single class on any matter that is submitted to a vote of our stockholders, unless otherwise required by our Amended and Restated Certificate of Incorporation.

What is the difference between being a “record holder” and holding shares in “street name”?

A record holder holds shares in his or her name. Shares held in “street name” means shares that are held in the name of a bank, broker, or other agent on a person’s behalf.

Am I entitled to vote if my shares are held in “street name”?

Yes. If your shares are held by a bank, broker, or other agent, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials are being provided to you by your bank, broker, or other agent, along with a voting instruction card if you received printed copies of our proxy materials. As the beneficial owner, you have the right to direct your bank, broker, or other agent how to vote your shares, and the bank, broker, or other agent is required to vote your shares in accordance with your instructions. If your shares are held in “street name” and you would like to vote your shares online during the Annual Meeting, you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker.

How many shares must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting online or by proxy, of the holders of a majority in voting power of the common stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum.

Who can attend the Annual Meeting?

Shift4 has decided to hold the Annual Meeting entirely online this year. You may attend and participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/FOUR2023. To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Internet Notice, on your proxy card, or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions, or access the list of stockholders as of the Record Date. The Annual Meeting webcast will begin promptly at 12:00 p.m. Eastern Time. We encourage you to access the Annual Meeting prior to the start time. Online check-in will begin at 11:45 a.m., Eastern Time, and you should allow ample time for the check-in procedures.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present at the scheduled time of the Annual Meeting, the Chairperson of the Annual Meeting is authorized by our Amended and Restated Bylaws to adjourn the Annual Meeting, without the vote of stockholders.

What does it mean if I receive more than one Internet Notice or more than one set of proxy materials?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Internet Notice or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

How do I vote?

Stockholders of Record.

If you are a stockholder of record, you may vote:

•	by Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card;

•	by Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;

•	by Mail—You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail; or

•

by Internet during the Annual Meeting—If you attend the Annual Meeting online, you will need the 16-digit control number included in your Internet Notice, on your proxy card, or on the instructions that accompanied your proxy materials to vote electronically during the Annual Meeting.

Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on June 8, 2023. To participate in the Annual Meeting, including to vote via the Internet during the Annual Meeting, you will need the 16-digit control number included on your Internet Notice, on your proxy card, or on the instructions that accompanied your proxy materials.

Whether or not you expect to attend the Annual Meeting online, we urge you to vote your shares as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. If you submit your proxy, you may still decide to attend the Annual Meeting and vote your shares electronically.

Beneficial Owners of Shares Held in “Street Name.” If your shares are held in “street name” through a bank, broker, or other agent, you will receive instructions on how to vote from the bank, broker, or other agent. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to stockholders owning shares through certain banks, brokers, or other agents. If your shares are not registered in your own name (i.e., you are not a stockholder of record) and you would like to vote your shares online at the Annual Meeting, you should contact your bank, broker, or other agent to obtain your 16-digit control number or otherwise vote through the bank, broker, or other agent. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions, or access the list of stockholders as of the Record Date. You will need to obtain your own Internet access if you choose to attend the Annual Meeting and/or vote over the Internet.

Can I change my vote after I submit my proxy?

Yes.

If you are a registered stockholder or a stockholder of record, you may revoke your proxy and change your vote:

•	by submitting a duly executed proxy bearing a later date;

•	by granting a subsequent proxy through the Internet at www.proxyvote.com or telephone by calling 1-800-690-6903;

•

by giving timely written notice of revocation to the Secretary of Shift4 prior to the Annual Meeting, either by writing to our offices at 2202 N. Irving St., Allentown, Pennsylvania 18109 or writing to annualmeeting@shift4.com; or

•	by voting by Internet during the Annual Meeting.

Your most recent proxy card or Internet or telephone proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy. In order to revoke your proxy, you must revoke your proxy prior to the Annual Meeting using one of the methods listed above.

If you are a beneficial holder of shares or if your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank, broker or other agent, or you may vote online at the Annual Meeting using your 16-digit control number or otherwise voting through your bank, broker or other agent.

Who will count the votes?

A representative of Broadridge Financial Solutions, Inc., our inspector of election, will tabulate and certify the votes.

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies on the Company’s proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendations are indicated on page 3 of this proxy statement, as well as with the description of each proposal in this proxy statement.

Will any other business be conducted at the Annual Meeting?

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

Why hold a virtual meeting?

We believe that hosting a virtual meeting this year is in the best interest of the Company and its stockholders. A virtual meeting enables increased stockholder attendance and participation because stockholders can participate from any location around the world. A virtual meeting can also provide cost savings for our stockholders and us and is also environmentally friendly and sustainable over the long term. You will be able to attend the Annual Meeting online and submit your questions by visiting www.virtualshareholdermeeting.com/FOUR2023. You also will be able to vote your shares electronically at the Annual Meeting by following the instructions above.

What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual meeting website?

We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting website. If you encounter any difficulties checking in to or during the Annual Meeting, please call the technical support number that will be posted on the Annual Meeting platform login page.

Will there be a question and answer session during the Annual Meeting?

As part of the Annual Meeting, we will hold a Q&A session, during which we intend to answer appropriate questions submitted by stockholders during the Annual Meeting that are pertinent to the Company and the Annual Meeting matters. The Company will endeavor to answer as many questions submitted online during the

Annual Meeting by stockholders as time permits. Only stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend the Annual Meeting?” will be permitted to submit questions during the Annual Meeting. Each stockholder is limited to no more than two questions. Questions should be succinct and only cover a single topic. We will not address questions that are, among other things:

•	irrelevant to the business of the Company or to the business of the Annual Meeting;

•	related to material nonpublic information of the Company, including the status or results of our business since our last Quarterly Report on Form 10-Q;

•	related to any pending, threatened or ongoing litigation;

•	related to personal grievances;

•	derogatory references to individuals or that are otherwise in bad taste;

•	substantially repetitious of questions already made by another stockholder;

•	in excess of the two question limit;

•	in furtherance of the stockholder’s personal or business interests; or

•	out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chairperson or Secretary in their reasonable judgment.

Additional information regarding the Q&A session will be available in the “Rules of Conduct” available on the Annual Meeting webpage for stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend the Annual Meeting?.”

How many votes are required for the approval of the proposals to be voted upon and how will abstentions and broker non-votes be treated?

Proposal	Votes Required	Effect of Votes Withheld / Abstentions and Broker Non-Votes
Proposal 1: Election of Directors	The plurality of the votes cast. This means that the three nominees receiving the highest number of affirmative “FOR” votes will be elected as Class III Directors.	Votes withheld and broker non-votes will have no effect.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority of the votes cast.	Abstentions will have no effect. We do not expect any broker non-votes on this proposal.

Proposal 3: Approval, on an Advisory (Non-Binding) Basis, the Compensation of Our Named Executive Officers	The affirmative vote of the holders of a majority of the votes cast.	Abstentions and broker non-votes will have no effect.

What is a “vote withheld” and an “abstention” and how will votes withheld and abstentions be treated?

A “vote withheld,” in the case of the proposal regarding the election of directors, or an “abstention,” in the case of the other proposals to be considered at the Annual Meeting, represents a stockholder’s affirmative choice to decline to vote on a proposal. Votes withheld and abstentions are counted as present and entitled to vote for purposes of determining a quorum. Votes withheld have no effect on the election of directors and abstentions will have no effect on the other proposals to be considered at the Annual Meeting.

What are broker non-votes and do they count for determining a quorum?

Generally, broker non-votes occur when shares held by a broker or other agent in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker or other agent (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker or other agent is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker or other agent is not entitled to vote shares held for a beneficial owner on non-routine matters, such as the election of directors and the approval on an advisory (non-binding) basis of the compensation of our named executive officers. Those items for which your broker cannot vote result in broker non-votes if you do not provide your broker with voting instructions on such items. Broker non-votes count for purposes of determining whether a quorum is present.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and we will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC after the Annual Meeting.

PROPOSALS TO BE VOTED ON

Proposal 1: Election of Directors

We currently have seven directors on our Board. At the Annual Meeting, three Class III Directors, Sam Bakhshandehpour, Jonathan Halkyard, and Donald Isaacman, are to be elected to hold office until the annual meeting of stockholders to be held in 2026 and until each such director’s respective successor is duly elected and qualified or until each such director’s earlier death, resignation or removal.

This proposal regarding the election of directors requires the approval of a plurality of the votes cast. This means that the three nominees receiving the highest number of affirmative “FOR” votes will be elected as Class III Directors. Votes withheld and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

As set forth in our Amended and Restated Certificate of Incorporation, the Board is currently divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The current class structure is as follows: Class I, whose current term will expire at the 2024 annual meeting of stockholders (the “2024 Annual Meeting”) and whose subsequent term will expire at the 2027 annual meeting of stockholders; Class II, whose current term will expire at the 2025 annual meeting of stockholders and whose subsequent term will expire at the 2028 Annual Meeting of Stockholders; and Class III, whose current term will expire at the upcoming Annual Meeting and whose subsequent term will expire at the 2026 annual meeting of stockholders. The current Class I Directors are Karen Roter Davis and Jared Isaacman; the current Class II Directors are Christopher N. Cruz and Sarah Grover; and the current Class III Directors are Sam Bakhshandehpour, Jonathan Halkyard and Donald Isaacman.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the authorized number of directors may be changed from time to time by the Board (provided that such number shall not be less than the aggregate number of directors that the parties to the Stockholders Agreement (as defined herein) are entitled to designate from time to time). Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. The division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our Company. Our directors may be removed only for cause by the affirmative vote of the holders of at least two thirds of our outstanding voting stock entitled to vote in the election of directors.

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote the shares of common stock represented thereby for the election as a Class III Director of the person whose name and biography appears below. In the event that any of Sam Bakhshandehpour, Jonathan Halkyard or Donald Isaacman should become unable to serve, or for good cause will not serve as a director, it is intended that votes will be cast for a substitute nominee designated by the Board or the Board may elect to reduce its size. The Board has no reason to believe that any of Mr. Bakhshandehpour, Mr. Halkyard or Mr. D. Isaacman will be unable to serve if elected. Each of Mr. Bakhshandehpour, Mr. Halkyard and Mr. D. Isaacman has consented to being named in this proxy statement and to serve if elected.

In connection with the IPO of our Class A common stock in June 2020, we entered into a Stockholders Agreement with Searchlight and Rook (the “Stockholders Agreement”). Under the Stockholders Agreement and in connection with the IPO, Searchlight designated Christopher N. Cruz as one of its nominees for election to our Board. As of April 17, 2023, Searchlight beneficially owned no shares of our Class A common stock (including (i) LLC Interests redeemable or exchangeable by Searchlight for shares of Class A common stock pursuant to the Shift4 Payments LLC Agreement and (ii) any shares of Class C common stock beneficially owned by Searchlight) and is no longer entitled to designate a nominee for election to our Board. In 2022, a majority of the directors (with the Searchlight designees abstaining) agreed in writing that Mr. Cruz is not required to resign as a result of such decrease in designation rights. Under the Stockholders Agreement and in connection with the IPO, Rook designated Donald Isaacman and Jared Isaacman (by virtue of his role as Chief Executive Officer), to be its nominees for election to our Board. As of April 17, 2023, Rook beneficially owned 31.7% of our Class A common stock (including (i) LLC Interests redeemable or exchangeable by Rook for shares of Class A common stock pursuant to the Shift4 Payments LLC Agreement and (ii) any shares of Class C common stock beneficially owned by Rook) and is currently entitled to designate two nominees for election to our Board. Rook has designated Mr. D. Isaacman and Mr. J. Isaacman (by virtue of his role as Chief Executive Officer), to be its nominees for election to our Board. For more information, see “Corporate Governance—Stockholders Agreement.”

Vote Required

The proposal regarding the election of directors requires the approval of a plurality of the votes cast. This means that the three nominees receiving the highest number of affirmative “FOR” votes will be elected as Class III Directors.

Votes withheld and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

Recommendation of the Board

The Board unanimously recommends a vote FOR the election of each of the below Class III Director nominees.

Nominees for Class III Director (terms to expire at the 2026 annual meeting of stockholders upon election at the upcoming Annual Meeting)

The current members of the Board who are also nominees for election to the Board as Class III Directors are as follows:

Name	Age	Position with Shift4
Sam Bakhshandehpour	47	Director
Jonathan Halkyard	58	Director
Donald Isaacman	76	Director

The principal occupations and business experience, for at least the past five years, of each Class III Director nominee for election at the upcoming Annual Meeting are as follows:

Sam Bakhshandehpour

Sam Bakhshandehpour has served as a member of the Board of Directors of Shift4 Payments, Inc. since October 2022. Since 2020, Mr. Bakhshandehpour has served as the President of ThinkFoodGroup, and alongside José Andrés and Rob Wilder, serves in the Office of the CEO. Over the past decade, Mr. Bakhshandehpour has served ThinkFoodGroup as an operating partner, advisor and investor. In his current capacity, Mr. Bakhshandehpour leads the execution of company strategy globally, across the restaurant, brand, hotel and media divisions. Since 2015, Mr. Bakhshandehpour has also been the CEO & Managing Partner of Silverstone, a vertically integrated hospitality and lifestyle investment firm. From 2012 to 2015, Mr. Bakhshandehpour served as President, CEO and Board Member of SBE Entertainment, a Colony Capital portfolio company, where he was responsible for the SBE Entertainment’s global operations across the hotel, restaurant and entertainment divisions. From 2014 to September 2022, Mr. Bakhshandehpour served as a member of the board of directors of the New Home Company, a homebuilder focused on the design, construction and sale of homes in major metropolitan areas. Mr. Bakhshandehpour holds a Bachelor of Science degree in Business Administration from Georgetown University’s McDonough School of Business. We believe Mr. Bakhshandehpour is qualified to serve on our Board of Directors due to his experience in leading companies in the finance and hospitality industries and his knowledge of the board and corporate governance practices of other organizations.

Jonathan Halkyard

Jonathan Halkyard has served as a member of the Board of Directors of Shift4 Payments, Inc. since June 2020. Mr. Halkyard has served as the Chief Financial Officer of MGM Resorts International since January 2021. From September 2013 to November 2019, Mr. Halkyard held various senior management positions at Extended Stay America, Inc., an integrated hotel owner and operator, including Chief Executive Officer, Chief Financial Officer and Chief Operating Officer. Mr. Halkyard has also served as a member of the board of directors of Dave & Buster’s Entertainment, Inc., a restaurant and entertainment business, since September 2011, including as the chair of its nominating and governance committee and member of its finance committee since June 2016, and as a member of its audit committee since September 2013. He previously served on the boards of directors of Extended Stay America, Inc., an operator of an economy apartment hotel chain, and ESH Hospitality, Inc., a real estate investment trust and the owner of the hotels, from January 2018 to November 2019. He holds a Bachelor of Arts in Economics from Colgate University and a Master’s in Business Administration from Harvard Business School. We believe Mr. Halkyard is qualified to serve on our Board of Directors due to his experience in leading companies in the finance and hospitality industries and his knowledge of the board and corporate governance practices of other organizations.

Donald Isaacman

Donald Isaacman has served as a member of the Board of Directors of Shift4 Payments, Inc. since its formation, and has served as the President and a member of the board of managers of Shift4 Payments, LLC since its founding in 1999. From February 1971 to September 2000, Mr. D. Isaacman also served as the Vice President of Supreme Security Systems, Inc., a home alarm and business security system company. He holds a Bachelor of Science in Marketing and Sales from Monmouth University. We believe Mr. D. Isaacman is qualified to serve on our Board of Directors due to his senior management experience and his knowledge of our business, in particular gained through his services as our President.

Continuing Members of the Board:

Class I Directors (terms to expire at the 2024 Annual Meeting)

The current members of the Board who are Class I Directors are as follows:

Name	Age	Position with Shift4
Karen Roter Davis	51	Director
Jared Isaacman	40	Founder, Chief Executive Officer and Chairman of the Board

The principal occupations and business experience, for at least the past five years, of each Class I Director are as follows:

Karen Roter Davis

Karen Roter Davis has served as a member of the Board of Directors of Shift4 Payments, Inc. since August 2021. Ms. Davis is a Managing Partner at Entrada Ventures, an early-stage venture capital firm investing in emerging, high growth enterprise and industrial technology companies. Ms. Davis spent over a decade in executive leadership at Alphabet, from pre-IPO to more recently. From 2017 until February 2022, Ms. Davis was Director of Early Stage Projects at X (formerly Google X) where she provided strategic direction and oversight for a portfolio of early-stage technology ventures. As Corporate Counsel and then Principal of New Business Development from 2003 to 2008, she oversaw internal operations for Google’s groundbreaking 2004 IPO and scaled some of the company’s innovative, early-stage businesses. In September 2016 Ms. Davis returned to

Google as Director for mapping and local search strategy and business development by way of Alphabet’s acquisition of Urban Engines, a geospatial analytics platform. Ms. Davis was Urban Engines’ first business hire and helped establish foundational business development, strategy, and operations functions in her role. She serves on the board of 360Learning S.A., where she is a member of the audit and M&A and finance committees, is a member of Lawrence Livermore National Laboratory’s Carbon Impact Initiative committee and previously served on the board of Innovyze, acquired by Autodesk, where she was chair of the audit committee and member of the compensation committee. Ms. Davis earned her MBA from Kellogg School of Management at Northwestern University, her J.D. from Northwestern University School of Law and her B.A. from Princeton University’s School of Public & International Affairs. We believe Ms. Davis is qualified to serve on our Board of Directors due to her two decades of experience in the technology industry and her various senior leadership and advisory roles spanning startups to global corporations.

Jared Isaacman

Jared Isaacman has served as Shift4 Payments, Inc.’s Chief Executive Officer and the Chairman of the Board of Directors since its formation, and is the Founder of Shift4 Payments, LLC, as well as serving as the Chief Executive Officer and Chairman of Shift4 Payments, LLC’s board of managers since its founding in 1999. Mr. J. Isaacman is also the founder of Draken International, a provider of contract air services. Mr. J. Isaacman was the Ernst & Young “Entrepreneur of the Year” for 2021. From 2006 to 2008, Mr. J. Isaacman was named as a finalist for the Ernst & Young “Entrepreneur of the Year” award, was the youngest person to ever be named to the list of “Industry Leaders” by The Green Sheet, a leading publication in the credit card industry and has been recognized as one of “America’s Best Entrepreneurs” by BusinessWeek magazine and “30 Entrepreneurs Under 30” by Inc. Magazine. He holds a Bachelor’s degree from Embry-Riddle Aeronautical University. We believe Mr. J. Isaacman is qualified to serve on our Board of Directors due to his extensive experience in executive leadership positions in the payment processing industry and his knowledge of our business in particular, gained through his services as our Founder and Chief Executive Officer.

Class II Directors (terms to expire at the 2025 annual meeting of stockholders)

The current members of the Board who are Class II Directors are as follows:

Name	Age	Position with Shift4
Christopher N. Cruz	39	Director
Sarah Grover	58	Director

The principal occupations and business experience, for at least the past five years, of each Class II Director are as follows:

Christopher N. Cruz

Christopher N. Cruz has served as a member of the Board of Directors of Shift4 Payments, Inc. since its formation, and as a member of the board of managers of Shift4 Payments, LLC since May 2016. Mr. Cruz is a Partner at Searchlight Capital Partners, a global alternative investment management firm, which he joined in 2011. From 2008 to 2010, Mr. Cruz served on the investment team at Oaktree Capital Management, a global alternative investment management firm. Prior to that, Mr. Cruz was in the leveraged finance and restructuring group at UBS Investment Bank, from 2006 to 2008. Mr. Cruz also serves on the boards of Neon NewCo Corp. (an entity funding the pending acquisition of Netspend Corp.) as of August 2022, Flowbird Group as of February 2022 and Sightline Payments as of December 2020. Mr. Cruz previously served on the board of M&M Food Market from July 2014 to February 2022. He holds a Bachelor of Arts in Honours Business Administration from the Richard Ivey School of Business at the University of Western Ontario. We believe Mr. Cruz is qualified to serve on our Board of Directors due to his extensive experience in finance and capital markets and his knowledge of our business in particular, gained through his services as a member of our board of managers.

Sarah Grover

Sarah Grover has served as a member of the Board of Directors of Shift4 Payments, Inc. since June 2020 and from April 2021 to May 2021 served as our Interim Chief Marketing Officer. Ms. Grover is Principal of Sarah Grover, Inc. where she leverages her 35 years of hospitality industry experience leading global brands. Ms. Grover was hired to assess, stabilize, and restructure global restaurant brands through data-driven and CPG growth strategies. For 25 years, Ms. Grover held a series of high impact-strategic roles for the global chain California Pizza Kitchen. Her leadership as EVP and Chief Brand & Concept Officer helped enable the company’s growth from a ten-unit restaurant chain to a $600 million global brand and through multiple private and public ownership transactions. As a respected marketing leader, Ms. Grover has been recognized as a Marketing 50 by Advertising Age, and in 2020 named one of the top 25 casual dining restaurant executives. Ms. Grover is on the board of ChowNow, the UCLA Annual Restaurant Conference and the non-profit, Support + Feed. She holds a Bachelor of Arts in Communications from DePauw University. We believe Ms. Grover is qualified to serve on our Board of Directors due to her experience and insight acquired from leading companies in the restaurant and consumer industries.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Our Board has directed that this appointment be submitted to our stockholders for ratification at the Annual Meeting. Although ratification of our appointment of PricewaterhouseCoopers LLP is not required, we value the opinions of our stockholders and believe that stockholder ratification of our appointment is a good corporate governance practice.

PricewaterhouseCoopers LLP also served as our independent registered public accounting firm for the fiscal year ended December 31, 2022. Neither PricewaterhouseCoopers LLP nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors, providing audit and non-audit related services. A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting and to have an opportunity to make a statement and be available to respond to appropriate questions from stockholders.

In the event that the appointment of PricewaterhouseCoopers LLP is not ratified by the stockholders, the Audit Committee will consider this fact when it appoints the independent auditors for the fiscal year ending December 31, 2024. Even if the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the interest of the Company.

Vote Required

This proposal requires the affirmative vote of the holders of a majority of the votes cast. Abstentions are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal. Because brokers have discretionary authority to vote on the ratification of the appointment of PricewaterhouseCoopers LLP, we do not expect any broker non-votes in connection with this proposal.

Recommendation of the Board

The Board unanimously recommends a vote FOR the Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2023.

Proposal 3: Approval, on an Advisory (Non-Binding) Basis, of the Compensation of Our Named Executive Officers

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company requests that our stockholders cast a non-binding, advisory vote to approve the compensation of our named executive officers identified in the section titled “Executive Compensation” in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, by a non-binding advisory vote, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and narrative discussion.”

We believe that our compensation programs and policies for the year ended December 31, 2022 were an effective incentive for the achievement of our goals, aligned with stockholders’ interest and were worthy of stockholder support. Additional details concerning how we structure our compensation programs to meet the objectives of our compensation program are provided in the section titled “Executive Compensation” set forth below in this proxy statement. In particular, we discuss how we design performance-based compensation programs and set compensation targets and other objectives to maintain a close correlation between Company and individual achievement.

This vote is merely advisory and will not be binding upon us, our Board or the Board’s Compensation Committee, nor will it create or imply any change in the duties of us, our Board or the Board’s Compensation Committee. The Board’s Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions. The Board values constructive dialogue on executive compensation and other significant governance topics with our stockholders and encourages all stockholders to vote their shares on this important matter.

At our annual meeting of stockholders held in 2022, our stockholders recommended, on an advisory basis, that the stockholder vote on the compensation of our named executive officers occur every year. In light of the foregoing recommendation, our Board determined to hold a “say-on-pay” advisory vote every year. An annual advisory vote on executive compensation is consistent with our policy of seeking regular dialogue with our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this proposal. Accordingly, our next advisory say-on-pay vote (following the non-binding advisory vote at this Annual Meeting) is expected to occur at the 2024 Annual Meeting.

Vote Required

The approval, on an advisory (non-binding) basis, of the compensation of our named executive officers will require the affirmative vote of the holders of the majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

Recommendation of the Board

The Board unanimously recommends a vote “FOR” the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed the audited consolidated financial statements of Shift4 Payments, Inc. (the “Company”) for the fiscal year ended December 31, 2022 and has discussed these financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee has also received from, and discussed with, the Company’s independent registered public accounting firm the matters that they are required to provide to the Audit Committee, including the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Company’s independent registered public accounting firm also provided the Audit Committee with a formal written statement pursuant to PCAOB requirements, including the disclosures regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from the Company.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Jonathan Halkyard (Chair)

Sam Bakhshandehpour

Christopher Cruz

Karen Roter Davis

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS

The following table summarizes the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years for audit services and billed to us in each of the last two fiscal years for other services:

Fee Category	2022	2021
Audit Fees	$3,044,500	$3,060,411
Audit-Related Fees	—	176,181
Tax Fees	1,559,397	1,538,236
All Other Fees	4,399	954

Total Fees	$4,608,296	$4,775,782

Audit Fees

Audit fees in 2022 and 2021 consisted of professional services rendered in connection with the audit of our annual consolidated financial statements and the review of our interim quarterly condensed consolidated financial statements. Additionally, audit fees included assurance and associated services related to equity offerings, as well as various consultation matters.

Audit-Related Fees

Audit-related fees in 2021 consisted of due diligence services rendered for potential acquisitions. There were no such fees in 2022.

Tax Fees

Tax fees in 2022 and 2021 consisted of fees for professional services related to tax compliance, tax advice and tax planning, including consultation on tax matters and assistance regarding federal, state and local tax compliance.

All Other Fees

All other fees in 2022 and 2021 consisted of licensing fees for an accounting research platform and for the use of disclosure checklist software.

Audit Committee Pre-Approval Policy and Procedures

The Audit Committee has adopted a policy (the “Pre-Approval Policy”) that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by the independent auditor may be pre-approved. The Pre-Approval Policy generally provides that we will not engage PricewaterhouseCoopers LLP to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the Audit Committee (“specific pre-approval”) or (ii) entered into pursuant to the pre-approval policies and procedures described in the Pre-Approval Policy (“general pre-approval”). Unless a type of service to be provided by PricewaterhouseCoopers LLP has received general pre-approval under the Pre-Approval Policy, it requires specific pre-approval by the Audit Committee or by a designated member of the Audit Committee to whom the Committee has delegated the authority to grant pre-approvals. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval. For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality.

All such factors will be considered as a whole, and no one factor should necessarily be determinative. On a periodic basis, the Audit Committee reviews and generally pre-approves the services (and related fee levels or budgeted amounts) that may be provided by PricewaterhouseCoopers LLP without first obtaining specific pre-approval from the Audit Committee. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations.

EXECUTIVE OFFICERS

The following table identifies our current executive officers:

Name	Age	Position
Jared Isaacman (1)	40	Founder, Chief Executive Officer and Chairman of the Board
Jordan Frankel	40	Secretary, General Counsel and Executive Vice President, Legal, Risk and Compliance
Nancy Disman	52	Chief Financial Officer
Taylor Lauber	39	President and Chief Strategy Officer

(1)         See biography on page 12 of this proxy statement.

Jordan Frankel

Jordan Frankel has served as Shift4 Payments, Inc.’s Secretary and General Counsel since its formation, and as General Counsel and Executive Vice President, Legal, Risk and Compliance and a member of the board of managers of Shift4 Payments, LLC since 2014. From 2011 to 2019, Mr. Frankel also served as a member of the board of directors of Draken International, a provider of contract air services. He holds a Bachelor of Finance and Marketing from the Syracuse University Martin J Whitman School of Management and a Juris Doctor and Masters in Business Administration from the Quinnipiac University School of Law and Quinnipiac University Lender School of Business, respectively.

Nancy Disman

Nancy Disman has served as Shift4 Payments, Inc.’s Chief Financial Officer since August 2022. Ms. Disman previously served as a member of the Board of Directors of Shift4 Payments, Inc. from June 2020 to August 2022. From November 2017 to August 2022, Ms. Disman was the Chief Financial Officer and Chief Administrative Officer of Intrado Corporation, a provider of cloud-based technology. From April 2016 to March 2017, Ms. Disman served as the Chief Financial Officer and Chief Administrative Officer of the Merchant Acquiring Segment of Total System Services, Inc. (“TSYS”), a global provider of payment solutions, and from June 2014 to March 2016, Ms. Disman was the Chief Financial Officer of TransFirst, a merchant account provider in the credit card processing industry, prior to its acquisition by TSYS. Ms. Disman has also served as a member of the board of directors of each of Intrado Foundation since June 2019, various subsidiaries of Intrado Corporation since November 2017, and iCIMS, Inc. since March 2021, all of which are privately held. She holds a Bachelor of Science in Business Administration and Accounting from the State University of New York at Albany and is a Certified Public Accountant in the State of New York.

Taylor Lauber

Taylor Lauber has served as Shift4 Payments, Inc.’s President since February 2022 and Chief Strategy Officer since its formation. He previously served as Senior Vice President., Strategic Projects of Shift4 Payments, LLC from 2018 to 2022. Prior to joining Shift4, from 2010 to 2018, he served as a Principal at The Blackstone Group, L.P. Mr. Lauber also spent from 2005 to 2010 at Merrill Lynch as a Financial Advisor, where he advised numerous Fortune 500 companies and their executives on capital markets transactions. Mr. Lauber has passed the Series 7 General Securities Representative Exam, Series 66 Uniform Combined State Law Exam and Series 27 Financial and Operations Principal Exam, all administered by the Financial Industry Regulatory Authority, Inc. He holds a Bachelor of Economics and Finance from Bentley College.

CORPORATE GOVERNANCE

General

Our Board has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics and charters for each of the Board’s Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee to assist the Board in the exercise of its responsibilities and to serve as a framework for the effective governance of the Company. You can access our current committee charters, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics in the “Governance” section under “Governance Documents” of our investor relations page of our website located at investors.shift4.com, or by writing to our Secretary at our offices at 2202 N. Irving St., Allentown, Pennsylvania 18109.

Board Composition

Our Board currently consists of seven members: Sam Bakhshandehpour, Christopher N. Cruz, Karen Roter Davis, Sarah Grover, Jonathan Halkyard, Donald Isaacman and Jared Isaacman. As set forth in our Amended and Restated Certificate of Incorporation, the Board is currently divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the authorized number of directors may be changed only by resolution of the Board (provided that such number shall not be less than the aggregate number of directors that the parties to the Stockholders Agreement are entitled to designate from time to time). Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. The division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our Company. Our directors may be removed only for cause by the affirmative vote of the holders of at least two thirds in voting power of the outstanding shares of our capital stock entitled to vote in the election of directors.

Stockholders Agreement

In connection with our IPO in June 2020, we entered into the Stockholders Agreement with Searchlight and Rook, granting them certain board designation rights so long as they maintain a certain percentage of ownership of our outstanding common stock.

Pursuant to the Stockholders Agreement, Searchlight was entitled to designate for nomination by the Board up to two directors, apportioned among the classes, for as long as Searchlight beneficially owned, in the aggregate, 25% or more of our Class A common stock; and one director for so long as Searchlight beneficially owned, in the aggregate, less than 25% but at least 10% of our Class A common stock (the “Searchlight Director Nominees”). In connection with the IPO, Searchlight designated Mr. Cruz as one of its nominees for election to our Board. As of April 17, 2023, Searchlight beneficially owned no shares of our Class A common stock (including (i) LLC Interests redeemable or exchangeable by Searchlight for shares of Class A common stock pursuant to the Shift4 Payments LLC Agreement and (ii) any shares of Class C common stock beneficially owned by Searchlight) and is no longer entitled to designate a nominee for election to our Board. In 2022, a majority of the directors (with the Searchlight designees abstaining) agreed in writing that Mr. Cruz is not required to resign as a result of such decrease in designation rights.

Rook is entitled to designate for nomination by the Board two directors for so long as it beneficially owns in the aggregate 25% or more of all issued and outstanding shares of Class A common stock and one director for so long as Rook beneficially owns, in the aggregate, less than 25% but at least 10% of our Class A common stock (the “Rook Director Nominees”). As of April 17, 2023, Rook beneficially owned 31.7% of our Class A common stock (including (i) LLC Interests redeemable or exchangeable by Rook for shares of Class A common stock pursuant to the Shift4 Payments LLC Agreement and (ii) any shares of Class C common stock beneficially owned by Rook) and is currently entitled to designate two nominees for election to our Board. Rook has designated Mr. D. Isaacman and Mr. J. Isaacman (by virtue of his role as Chief Executive Officer) to be its nominees for election to our Board. So long as Jared Isaacman serves as the Chief Executive Officer of the Company, he shall be nominated by the Board in that capacity and shall serve as one of the Rook Director Nominees.

In addition, Rook and Searchlight agreed to vote all of their outstanding shares of our common stock so as to cause the election of the Rook Director Nominees, which shall include Jared Isaacman, for as long as he is our Chief Executive Officer. The Stockholders Agreement allows for the Board to reject the nomination, appointment or election of a particular director if such nomination, appointment or election would constitute a breach of the Board’s fiduciary duties to our stockholders or does not otherwise comply with any requirements of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws, the Nominating and Corporate Governance Committee Charter or the Corporate Governance Guidelines.

The Stockholders Agreement will terminate upon the earlier to occur of (i) each of Searchlight and Rook cease to own any of our Class A common stock, Class B common stock or Class C common stock, (ii) each of Searchlight and Rook cease to have board designation rights under the Stockholders Agreement or (iii) by unanimous consent of Searchlight and Rook. The rights and obligations of Searchlight under the Stockholders Agreement terminated after Searchlight ceased owning any shares of our Class A common stock, Class B common stock or Class C common stock. For more information, see “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

Family Relationships

Mr. D. Isaacman, one of our directors, is the father of Mr. J. Isaacman, our Founder, Chief Executive Officer and a member of our Board. Other than this family relationship, there are no family relationships between or among any of our directors, executive officers or persons nominated or chosen to become a director or executive officer.

Director Independence

Sam Bakhshandehpour, Christopher Cruz, Karen Roter Davis and Jonathan Halkyard each qualify and, for the period in which she served on the Board during 2022, Nancy Disman, qualified, as “independent” in accordance with the listing requirements of the New York Stock Exchange (the “NYSE”). In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. Based on his or her relationship with the Company, each of Donald Isaacman, Jared Isaacman and Sarah Grover does not qualify as independent under the NYSE Rules.

Controlled Company Exemption

Jared Isaacman, our Founder, Chief Executive Officer and Chairman of the Board, has more than 50% of the voting power of our common stock. As a result, we are a “controlled company” within the meaning of the corporate governance standards of the NYSE rules may elect not to comply with certain corporate governance standards, including the requirements for: (1) a majority of our Board to consist of “independent directors,” as defined under the rules of the NYSE; (2) our Board to have a nominating and corporate governance committee that is composed entirely of independent directors; (3) our Board to have a compensation committee that is composed entirely of independent directors; and (4) our Board to perform annual performance evaluations of the nominating and corporate governance and compensation committees. While we voluntarily comply with certain of these corporate governance standards, we intend to continue to rely on certain of the foregoing exemptions provided to controlled companies under the NYSE rules from time to time. Therefore, at times, we may not have a majority of independent directors on our Board, an entirely independent Nominating and Corporate Governance Committee, an entirely independent Compensation Committee or perform annual performance evaluations of the Nominating and Corporate Governance Committee or the Compensation Committee unless and until such time as we are required to do so. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements.

In the event that we cease to be a “controlled company” and our shares continue to be listed on the NYSE, we will be required to comply with these provisions within the applicable transition periods.

Director Candidates

The Nominating and Corporate Governance Committee is primarily responsible for searching for qualified director candidates for election to the Board and filling vacancies on the Board. To facilitate the search process, the Nominating and Corporate Governance Committee may solicit current directors and executives of the Company for the names of potentially qualified candidates or ask directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates or consider director candidates recommended by our stockholders.

Once potential candidates are identified, the Nominating and Corporate Governance Committee reviews the backgrounds of those candidates, evaluates candidates’ independence from the Company and potential conflicts of interest and determines if candidates meet the qualifications desired by the Nominating and Corporate Governance Committee for candidates for election as a director. Under the Stockholders Agreement, the directors initially designated for election to the applicable classes by the Board (i) by Searchlight included Christopher Cruz and (ii) by Rook were Donald Isaacman and Jared Isaacman. As of April 17, 2023, Searchlight beneficially owned no shares of our Class A common stock (including (i) LLC Interests redeemable or exchangeable by Searchlight for shares of Class A common stock pursuant to the Shift4 Payments LLC Agreement and (ii) any shares of Class C common stock beneficially owned by Searchlight) and is no longer entitled to designate a nominee for election to our Board. The rights and obligations of Searchlight under the Stockholders Agreement terminated after Searchlight ceased owning any shares of our Class A common stock, Class B common stock or Class C common stock. In 2022, a majority of the directors (with the Searchlight designees abstaining) agreed in writing that the Searchlight designee is not required to resign as a result of such decrease in designation rights. As of April 17, 2023, Rook beneficially owned 31.7% of our Class A common stock (including (i) LLC Interests redeemable or exchangeable by Rook for shares of Class A common stock pursuant to the Shift4 Payments LLC Agreement and (ii) any shares of Class C common stock beneficially owned by Rook) and is currently entitled to designate two nominees for election to our Board. Rook has designated Mr. D. Isaacman and Mr. J. Isaacman (by virtue of his role as Chief Executive Officer) to be its nominees for election to our Board.

In evaluating the suitability of individual candidates (both new candidates and current Board members), the Nominating and Corporate Governance Committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, will consider candidates who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. In evaluating director candidates, the Nominating and Corporate Governance Committee and the Board may also consider the following criteria as well as any other factor that they may deem to be relevant: experience in corporate management, such as serving as an officer or former officer of a publicly held company; strong finance experience; relevant social policy concerns; experience relevant to the Company’s industry; experience as a board member or executive officer of another publicly held company; relevant academic expertise or other proficiency in an area of the Company’s operations; diversity of expertise and experience in substantive matters pertaining to the Company’s business relative to other board members; diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience; practical and mature business judgment, including, but not limited to, the ability to make independent analytical inquiries; and any other relevant qualifications, attributes or skills. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee may also consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board. In addition, the Board will consider whether there are potential conflicts of interest with the candidate’s other personal and professional pursuits. Although the Nominating and Corporate Governance Committee and the Board do not have a separate diversity policy outside of the Corporate Governance Guidelines with respect to the evaluation of director candidates, in its evaluation of director candidates, the Nominating and Corporate Governance Committee and the Board will consider factors including, without limitation, issues of character, integrity, judgment and diversity, and with respect to diversity, such factors as gender identity or expression, sexual orientation, disability, military veteran status, religion, country of origin, race, ethnicity, experience and area of expertise, as well as other individual qualities and attributes that contribute to the total diversity of viewpoints and experience represented on the Board.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the Nominating and Corporate Governance Committee, c/o Secretary, Shift4 Payments, Inc., 2202 N. Irving St., Allentown, Pennsylvania 18109. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Communications from Interested Parties

Anyone who would like to may contact the independent members of the Board, the Chairperson of the Board, any chairperson of a Board committee and the lead independent director, if any, about corporate governance, corporate strategy, Board-related matters or other substantive matters that our General Counsel and Chairperson of the Board consider to be important for the director(s) to know, by addressing any communications to the intended recipient by name or position in care of: General Counsel, 2202 N. Irving St., Allentown, Pennsylvania 18109 or jfrankel@shift4.com.

All communications, including shareholder recommendations of director candidates, must be accompanied by the following information regarding the person submitting the communication:

•	If the person is a shareholder, a statement of the type and amount of the securities of the Company that the person holds;

•	If the person submitting the communication is not a shareholder and is submitting the communication as an interested party, the nature of the person’s interest in the Company; and

•	The address, telephone number and e-mail address, if any, of the person.

Communications that are deemed to comply with this policy and to be appropriate for delivery will be forwarded to the Board or the relevant director(s). Communications (i) regarding individual grievances or other interests that are personal to the party submitting the communication; (ii) regarding ordinary business operations; and (iii) containing offensive, obscene or abusive content are considered inappropriate for delivery to directors and will not be forwarded to them. The General Counsel may consult with the Chairperson of the Board and lead independent director, if any, when determining whether a communication is appropriate for delivery.

The General Counsel or his or her designee will send an acknowledgment of receipt to each Interested Party that submits a communication indicating that communications deemed to comply with this policy and to be appropriate for delivery to directors will be so delivered, but that it is not the practice of the directors to respond individually to the communications. Communications deemed to comply with this policy and to be appropriate for delivery will be delivered to the directors on a periodic basis, generally in advance of each regularly scheduled meeting of the Board.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Sam Bakhshandehpour, Christopher Cruz, Karen Roter Davis, Sarah Grover and Jonathan Halkyard, with Mr. Cruz serving as the Chair. No member of our Compensation Committee is an officer or employee of the Company.

From April 2021 to May 2021, Ms. Grover held the position of Interim Chief Marketing Officer for the Company. In August 2022, Nancy Disman tendered her resignation as a Class II Director of the Board and stepped down from the Board and its Audit, Compensation and Nominating and Corporate Governance Committees, in each case effective August 2022. Ms. Disman has served as the Company’s Chief Financial Officer since August 2022.

Other than as disclosed herein, during 2022, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

Board Leadership Structure and Role in Risk Oversight

Our Amended and Restated Bylaws and Corporate Governance Guidelines provide our Board with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of our Company. Currently, the roles are combined, with Jared Isaacman serving as Chairman of the Board and Chief Executive Officer. The primary responsibilities of our Chairman of the Board include helping to develop board meeting schedules and agendas; working with other directors to provide the senior leadership feedback on the quality, quantity and timeliness of the information provided to the Board; presiding over Board meetings; representing the Board in communications with stockholders; providing input on the structure and design of the Board; and performing other duties as the Board may determine from time to time. Our Board has determined that combining the roles of Chairman of the Board and Chief Executive Officer is best for our Company and its stockholders at this time because it promotes unified leadership by Mr. J. Isaacman given his deep knowledge of our business and strategy and ability to draw on that experience in order to provide the Board leadership to focus its discussions, review and oversight of the Company’s strategy, business and operating and financial performance and allows for a single, clear focus for management to execute such strategy, business and operating and financial performance goals. Our Board is comprised of individuals with extensive experience in finance, the payments industry and public company management. For these reasons and because of the strong leadership of Mr. J. Isaacman, our Board has concluded that our current leadership structure is appropriate at this time.

However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate. The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure to provide robust oversight of management. The Board believes that, given the dynamic and competitive environment in which we operate, the optimal board leadership structure may vary as circumstances warrant. The Board periodically reviews its leadership structure to determine whether it continues to best serve the Company and its stockholders. From time to time, the Company proactively engages with stockholders throughout the year to learn their perspectives on significant issues, and intends to continue to do so, including with respect to gathering stockholder perspectives on the Board’s leadership structure. Our Corporate Governance Guidelines provide that whenever the Chairman of the Board is also a member of management or is a director that does not otherwise qualify as an independent director, the independent directors may in their discretion elect a lead independent director whose responsibilities include, but are not limited to, presiding over all meetings of the Board at which the Chairman of the Board is not present, including any executive sessions of the independent directors; approving Board meeting schedules and agendas; and acting as the liaison between the independent directors and the Chairman of the Board, as appropriate. We currently do not have a lead independent director.

Risk assessment and oversight are an integral part of our governance and management processes. The Board and its committees reassess the Company’s risk environment from time to time, and consult with outside parties as needed from time to time in addressing both current and anticipated future risks. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. The Board elects to retain direct oversight responsibility for risks that are most effectively overseen by simultaneously leveraging broader areas of director expertise. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including business continuity risks. The Board does not believe that its role in the oversight of our risks affects the Board’s leadership structure.

On a Board committee level, the Board’s Audit Committee is responsible for overseeing our financial and cybersecurity risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related person transactions. Our Nominating and Corporate Governance Committee oversees risks associated with the independence of the Board and potential conflicts of interest. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk taking.

Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management’s involvement in day-to-day risk management enables the Company’s disclosure committee, which consists of members of management, including our General Counsel, to assist our Chief Executive Officer and Chief Financial Officer in the effective design, establishment, maintenance, review and evaluation of the Company’s disclosure controls and procedures. The Company’s management, led by our Chief Executive Officer and executive team, including our General Counsel and Executive Vice President of Legal, Risk and Compliance, implements and supervises day-to-day risk management processes. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Executive Sessions of Non-Management Directors

As provided in the Corporate Governance Guidelines, the independent directors meet, without non-independent directors or management present on a regularly scheduled basis, but no less than twice per year. The Company holds an executive session including only independent directors at least once per year, presided by one of the independent directors present.

Code of Business Conduct and Ethics

We have a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the Code of Business Conduct and Ethics on our investor relations website, investors.shift4.com, in the “Governance” section under “Governance Documents.” In addition, we intend to post on our website all disclosures that are required by law or the NYSE rules concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.

Anti-Hedging Policy

Our Board has adopted an Insider Trading Compliance Policy, which applies to all of our directors, officers and employees. Unless specifically approved in advance by the Company’s General Counsel, the policy prohibits our directors, officers and employees and any entities they control from purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the

Company’s equity securities, or that may cause an officer, director or employee to no longer have the same objectives as the Company’s other stockholders.

Attendance by Members of the Board at Meetings

There were five meetings of the Board during the fiscal year ended December 31, 2022. During the fiscal year ended December 31, 2022, each director attended 100% of the aggregate of (i) all meetings of the Board and (ii) all meetings of the committees on which the director served during the period in which he or she served as a director.

Under our Corporate Governance Guidelines, which is available on our investor relations website at investors.shift4.com, a director is expected to spend the time and effort necessary to properly discharge his or her responsibilities. Accordingly, a director is expected to regularly prepare for and attend meetings of the Board and all committees on which the director sits (including separate meetings of the independent directors), with the understanding that, on occasion, a director may be unable to attend a meeting. A director who is unable to attend a meeting is expected to notify the Chairperson of the Board or the chairperson of the appropriate committee in advance of such meeting and, whenever possible, participate in such meeting via teleconference. We do not maintain a formal policy regarding director attendance at the Annual Meeting; however, it is expected that absent compelling circumstances, directors will attend. All of our then incumbent directors attended our annual meeting of stockholders held in 2022.

COMMITTEES OF THE BOARD

Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which operates under a written charter that has been approved by our Board. The members of each of the Board committees and committee Chairpersons are set forth in the following chart.

Name	Audit	Compensation	Nominating and Corporate Governance
Sam Bakhshandehpour	X	X
Christopher Cruz	X	Chair	X
Karen Roter Davis	X	X
Sarah Grover		X	Chair
Jonathan Halkyard	Chair	X	X
Jared Isaacman			X

Audit Committee

Our Audit Committee’s responsibilities include:

•	appointing, approving the fees of, retaining and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence from management;

•	discussing with our independent registered public accounting firm any audit problems or difficulties encountered and management’s response;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related person transactions;

•

establishing procedures for the confidential anonymous submission of complaints regarding questionable accounting, internal controls or auditing matters, and for the confidential anonymous submission of concerns regarding questionable accounting or auditing matters; and

•	preparing the audit committee report required by the SEC rules (which is included on page 15 of this proxy statement).

The Audit Committee charter is available on our investor relations website at investors.shift4.com. The members of the Audit Committee are Karen Roter Davis, Christopher Cruz, Sam Bakhshandehpour and Jonathan Halkyard. Mr. Halkyard serves as the Chair of the committee. Our Board has affirmatively determined that each of Ms. Davis, Mr. Cruz, Mr. Bakhshandehpour and Mr. Halkyard is independent for purposes of serving on an audit committee under Rule 10A-3 promulgated under the Exchange Act (“Rule 10A-3”) and the NYSE Rules, including those related to Audit Committee membership.

The members of our Audit Committee meet the requirements for financial literacy under the applicable NYSE Rules. In addition, our Board has determined that Mr. Cruz and Mr. Halkyard each qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. No Audit Committee member currently serves on the audit committee of more than three public companies.

The Audit Committee met five times in 2022.

Compensation Committee

Our Compensation Committee is responsible for assisting the Board in the discharge of its responsibilities relating to the compensation of our executive officers. In fulfilling its purpose, our Compensation Committee has the following principal duties:

•	reviewing and approving, or recommending for approval by the Board, the compensation of our CEO and our other executive officers;

•	reviewing and approving, or recommending for approval by the Board, our incentive compensation and equity-based plans, policies and programs;

•	reviewing and making recommendations to the Board with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” to the extent required;

•	reviewing and making recommendations to the Board regarding any employment agreements and any severance arrangements or plans; and

•	preparing the annual compensation committee report, to the extent required by SEC rules (which is included on page 56 of this proxy statement).

The Compensation Committee generally considers the Chief Executive Officer’s recommendations when making decisions regarding the compensation of non-employee directors and executive officers (other than the Chief Executive Officer). Pursuant to the Compensation Committee’s charter, which is available on our investor relations website at investors.shift4.com, the Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities. Since January 2021, the Compensation Committee has engaged Semler Brossy a compensation consulting firm, to assist in making decisions regarding the amount and types of compensation to provide our executive officers and non-employee directors. As part of this process, the Compensation Committee provided a compensation assessment comparing our compensation to that of a group of peer companies within our industry and met with the Compensation Committee to discuss our executive compensation and to receive input and advice. Semler Brossy reports directly to the Compensation Committee. The Compensation Committee has considered the adviser independence factors required under SEC rules as they relate to Semler Brossy and has determined that Semler Brossy’s work does not raise a conflict of interest.

The Compensation Committee may delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time.

The members of our Compensation Committee are Sam Bakhshandehpour, Christopher Cruz, Karen Roter Davis, Sarah Grover and Jonathan Halkyard. Mr. Cruz serves as the Chair of the Compensation Committee. For so long as the Company is a controlled company under the rules of the NYSE, the Committee members need not satisfy the independence requirements of the NYSE. Each of Mr. Bakhshandehpour, Mr. Cruz, Ms. Davis and Mr. Halkyard qualifies as an independent director under NYSE’s heightened independence standards for members of a compensation committee. Each of Mr. Bakhshandehpour, Mr. Cruz, Ms. Grover, Ms. Davis and Mr. Halkyard qualifies as a “non-employee director” as defined in Rule 16b-3 of the Exchange Act.

The Compensation Committee met five times in 2022.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become Board members;

•	recommending to the Board the persons to be nominated for election as directors and to each Board committee;

•	developing and recommending to the Board corporate governance guidelines; and

•	overseeing an annual evaluation of the Board.

The Nominating and Corporate Governance Committee charter is available on our website at investors.shift4.com. The members of our Nominating and Corporate Governance Committee are Christopher Cruz, Sarah Grover, Jonathan Halkyard and Jared Isaacman. Ms. Grover serves as the Chair of the Nominating and Corporate Governance Committee. For so long as the Company is a controlled company under the rules of the NYSE, the Committee members need not satisfy the independence requirements of the NYSE. Each of Mr. Cruz and Mr. Halkyard qualifies as independent under the NYSE Rules. The Nominating and Corporate Governance Committee has the authority to consult with outside advisors or retain search firms to assist in the search for qualified candidates, or consider director candidates recommended by our stockholders.

The Nominating and Corporate Governance Committee met four times in 2022.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis (“CD&A”) set forth below, we provide an overview of the compensation awarded to or earned by our named executive officers (“NEOs”) identified in the Summary Compensation Table below during fiscal 2022. The following discussion and analysis details the Company’s philosophy and policies regarding executive compensation, the process that is used to set executive compensation within the Company, the elements of our executive compensation program and the role of our compensation committee of our Board of Directors (the “Compensation Committee”) in setting executive compensation.

In 2022, our NEOs consisted of our principal executive officer, our former and current principal financial officers and our two other executive officers. With respect to fiscal year 2022, their positions were as follows:

•	Jared Isaacman, Chief Executive Officer;

•	Bradley Herring, Chief Financial Officer (Mr. Herring ceased serving as Chief Financial Officer effective August 5, 2022);

•	Nancy Disman, Chief Financial Officer (Ms. Disman began service as Chief Financial Officer effective August 5, 2022);

•	Taylor Lauber, President & Chief Strategy Officer; and

•	Jordan Frankel, General Counsel, Executive Vice President, Legal, Human Resources and Compliance and Secretary.

We had no other NEOs with respect to fiscal year 2022.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the currently planned programs summarized in this discussion.

Executive Summary

2022 Performance Highlights and Pay for Performance

Our executive compensation programs are designed to deliver pay in accordance with corporate and individual performance, rewarding superior performance and providing consequences for underperformance. We believe that the compensation of our NEOs for fiscal year 2022 was aligned with the Company’s performance during 2022 and as such our program is weighted heavier towards equity rather than cash compensation. We believe this rewards our executives for long-term shareholder value creation. The primary objectives of our program are:

•	Attract and retain executives who have requisite leadership skills to support the Company’s culture, accomplish strategic priorities and create shareholder value;

•	Maximize long-term shareholder value through alignment of executive shareholder interests; and

•	Provide total compensation opportunities that are anchored to a competitive pay assessment.

In order to align pay with performance, a significant portion of our NEOs’ compensation is delivered in the form of equity awards and annual cash incentives, each of which depends on our actual performance. For fiscal year 2022, approximately 75% of our NEOs’ total target compensation was in the form of restricted stock units (“RSUs”), which, in the case of our NEOs other than our Chief Executive Officer, are eligible to vest based on continued service, and in the case of our Chief Executive Officer, vest immediately. Approximately 99% of our CEO’s total target compensation was in the form of RSUs.

2022 Compensation Highlights

Consistent with our compensation philosophy, key compensation decisions for 2022 included the following:

•

Base Salaries and Target Annual Cash Incentive Opportunities. The 2022 base salaries and target bonuses for our NEOs remained level from the prior year, and in conjunction with annual equity grants provide market competitive total pay for each executive.

•

Annual Cash Incentives. For 2022, our Compensation Committee selected performance goals for our performance-based annual bonus program that were intended to promote our business plan and short-term goals, including with respect to our core reportable metrics (the “Metrics”):

o	End to End Payments volume, with a threshold of $68 billion, target of $69 billion and a maximum of $70 billion;

o	Gross Revenue less Network Fees, with a threshold of $675 million, target of $690 million and a maximum of $705 million; and

o	Adjusted EBITDA, with a threshold of $240 million, target of $245 million and a maximum of $250 million.

o

Actual performance against the Metrics was $71.6 billion for End to End Payments, $728 million for Gross Revenue less Network Fees and $290 million for Adjusted EBITDA. This performance resulted in 150% performance against target goals, however, as a result of the uncertainty in the market generally that caused difficulties in setting goals at an appropriate level of rigor, the Compensation Committee consulted with the CEO and used their discretion to grant such annual bonuses to the NEOs (other than the CEO) at 100% of target.

•

Equity-Based Long Term Incentives. In 2022, we granted approximately 75% of our NEOs’ direct compensation as equity-based compensation in the form of RSUs. The number of RSUs granted was determined by the Compensation Committee, which considered the financial results against the Metrics, as well as general market conditions, operational execution, strategic positioning and M&A and board interaction and processes. We believe that RSUs effectively align the interests of our executives with those of our stockholders by directly linking compensation to the value of our common stock. In addition, we believe that RSUs provide additional retentive value given the three-year vesting schedule (in the case of our NEOs other than our Chief Executive Officer) and the long-term potential upside of this pay vehicle.

Compensation Governance and Best Practices.

We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. Our key compensation practices include the following:

What We Do		What We Do Not Do
✓	Emphasize performance-based, at risk compensation.	X	Do not grant uncapped cash incentives or guaranteed equity compensation.
✓	Emphasize the use of equity compensation to promote executive retention and reward long-term value creation.	X	Do not provide any compensation-related tax gross-ups.
✓	Cap on maximum payouts for executives under the annual incentive plan.	X	No excessive perquisites for executives.
✓	Weight the overall pay mix towards incentive compensation for senior executives.
✓	Engage an independent compensation consultant to advise our Compensation Committee.
✓	Incorporate robust stock ownership guidelines for executives and directors to promote long-term ownership of company stock.
✓	Hold Say on Pay vote on executive compensation practices annually.

Executive Compensation Objectives and Philosophy

Shift4’s compensation practices for both the CEO and other NEOs are influenced by Mr. J. Isaacman’s status as Shift4’s Founder, CEO, Chair of the Board, and largest shareholder. Given Mr. J. Isaacman’s large equity stake in the Company, his compensation program is designed to be almost entirely delivered in equity to maintain his alignment with shareholder interests and the long-term health of the Company.

Compensation programs for our other NEOs are developed by the Compensation Committee in conjunction with input from Mr. J. Isaacman and are intended to align with our compensation principles above as well as being fair, simple and performance driven:

•	Fairness is achieved by having compensation programs that are equitable across similarly situated employees;

•	Simplicity manifests in a compensation program that provides reasonable cash compensation and meaningful equity awards that align executives with long-term shareholder interests; and

•

Performance alignment is created through a combination of annual cash incentives and RSUs that are granted based on a determination of performance which considers the financial performance against the Metrics, as well as general market conditions, responses to unexpected events, strategic positioning and M&A, and board interaction and processes. These RSUs vest over a three-year period for NEOs other than our Chief Executive Officer, and vest immediately for the Chief Executive Officer, and link executives’ financial opportunities to shareholder value and Company performance.

Equity is the main driver of market positioning for the executive group, as equity grants are intended to bring the CEO and other NEOs to desired market positioning levels. Further discussion of CEO compensation can be found in the section titled “2022 CEO Compensation”.

The key objective in our executive compensation program is to attract, motivate and reward leaders who create an inclusive and diverse environment and have the skills and experience necessary to successfully execute on our strategic plan to maximize stockholder value. Our executive compensation program is designed to:

•	Attract and retain talented and experienced executives in a competitive and dynamic market;

•	Motivate our NEOs to help our Company achieve the best possible financial and operational results;

•	Provide reward opportunities consistent with our performance on both a short-term and long-term basis; and

•	Align the long-term interests of our NEOs with those of our stockholders.

We strive to set our overall total compensation at a competitive level. Executives may be compensated above or below the targeted market position based on factors such as experience, performance, scope of position and the competitive demand for proven executive talent, as described further below under “Determination of Executive Compensation.”

Determination of Executive Compensation

Role of Board of Directors, Compensation Committee and Executive Officers

The Compensation Committee is responsible for establishing and overseeing our executive compensation programs and annually reviews and determines the compensation to be provided to our NEOs, other than with respect to our Chief Executive Officer, whose compensation is determined by the Board in concert with the Compensation Committee. The CEO is not present during deliberations regarding his own pay.

In setting executive compensation, the Compensation Committee considers a number of factors, including the recommendations of our Chief Executive Officer (other than with respect to the Chief Executive Officer’s own compensation) current and past total compensation, competitive market data and analysis provided by the Compensation Committee’s independent compensation consultant, Company performance and each executive’s impact on performance, each executive’s relative scope of responsibility and potential, each executive’s individual performance and demonstrated leadership and internal equity pay considerations. Our Compensation Committee determined the size and terms and conditions of the RSU grants made to our NEOs, incorporating performance and market data for similarly situated executives at peer companies. Our Chief Executive Officer’s recommendations are based on his evaluation of each other NEO’s individual performance and contributions, of which our Chief Executive Officer has direct knowledge. Our Board makes decisions regarding our Chief Executive Officer’s compensation, following recommendation from the Compensation Committee.

Role of Compensation Consultant

In order to design a competitive executive compensation program that will continue to attract top executive talent and reflect our compensation philosophy, our Compensation Committee has retained Semler Brossy as an independent compensation consultant to provide executive compensation advisory services, help evaluate our compensation philosophy and objectives and provide guidance in administering our executive compensation program. The Compensation Committee has evaluated Semler Brossy’s independence pursuant to the requirements of NYSE and SEC rules and has determined that Semler Brossy does not provide any services other than compensation related services to us and that Semler Brossy does not have any conflicts of interest in advising the Compensation Committee.

Peer Group Determination

To determine the competitiveness of the NEOs’ compensation, our Compensation Committee, with assistance from Semler Brossy and input from the CEO, reviews the compensation practices and pay levels of our compensation peer group.

In developing this peer group, the Compensation Committee considered:

•	The competitive market for talent (direct competitors and companies from which we source and potentially lose executive talent);

•	Scale and complexity (focus on companies within a reasonable revenue range with similar growth characteristics);

•	Proximity to IPO (with a preference for companies of similar public maturity);

•	Geography; and

•	Company business characteristics (for example, newly public payments companies, payments-adjacent companies with similar high growth characteristics, etc.).

After considering the above factors, the Compensation Committee approved the following peer group for 2022 compensation decisions:

ACI Worldwide	Affirm	Avalara
Black Knight	Broadridge Financial Solutions	Evertec
Evo Payments	Euronet	FLEETCOR Technologies
GoDaddy Inc.	I3 Verticals	nCino
Nuvei	Q2 Holdings	Toast, Inc.
Trip Advisor	Tyler Technologies	WEX
Yelp

Data from this group helped to inform cash pay levels for executives in 2022 and the size of equity grants made to executives in March of 2023 reflective of 2022 performance (see section titled “2023 Equity Grants” below for more detail on these equity grants).

As of June 15, 2022, as compared to such peer group, we were positioned slightly above the median for revenue for the preceding four quarters and below the median for 30-day average market cap.

In July and October 2022, Semler Brossy provided an analysis of data derived from members of our peer group. For 2022, the Compensation Committee used Semler Brossy’s analysis to help structure a competitive executive compensation program, position executive compensation by considering market data and make individual compensation decisions based on comparable positions at companies with which we compete for talent. While the Compensation Committee does not establish compensation levels solely based on a review of competitive data or benchmark to any particular level, it believes such data is a useful tool in its deliberations as our compensation policies and practices must be competitive in the marketplace for us to be able to attract, motivate and retain qualified executive officers.

Elements of the Company’s Executive Compensation Program

Compensation for each named executive officer generally consisted of a base salary, annual cash incentive (other than for Mr. J. Isaacman), equity compensation, standard employee benefits and a retirement plan, as well as Company contributions to the retirement plan (other than for Mr. J. Isaacman). These elements (and the amounts of compensation and benefits under each element) were selected because we believe they are necessary to help us attract and retain executive talent which is fundamental to our success. Below is a more detailed summary of the current executive compensation program as it relates to our NEOs.

Salaries

The NEOs receive a base salary to compensate them for services rendered to our Company. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the NEO’s skill set, experience, role and responsibilities. Each NEO’s initial base salary was provided as agreed to and approved by the Compensation Committee. None of the NEOs received an increase in base salary for 2022. The actual base salaries paid to each NEO for 2022 are set forth below in the “Summary Compensation Table” in the column entitled “Salary.”

Cash Incentive Compensation

Each of our NEOs (except for the Chief Executive Officer) participates in our annual cash incentive program. For all NEOs (except for the Chief Executive Officer), target annual incentive levels did not change from 2021 to 2022 and are set at $225,000. Payouts under our annual cash incentive program are made based on input from the Chief Executive Officer and the Compensation Committee on performance against a variety of factors, including financial performance against the Metrics. After considering performance against the financial goals as well as an assessment of qualitative factors of performance including general market conditions and success on other strategic goals, the Chief Executive Officer recommended and the Compensation Committee approved annual incentive payouts at the target level for all the NEOs, except the Chief Executive Officer who does not receive an annual cash incentive payment.

The actual annual cash incentives awarded to each named executive officer, other than for Mr. J. Isaacman who is not entitled to a cash bonus, for 2022 performance are set forth below in the “Summary Compensation Table” in the column entitled “Non-Equity Incentive Compensation” and described below under “—Employment Agreements.”

Equity Compensation

2022 Equity Grants

Annual grants made in 2022 to our NEOs are reflective of individual and Company performance during 2021. Our grant structure consists of (i) structural annual equity awards made each year to promote stability in the pay program for the NEOs (and the structural awards reflective of individual and Company performance during 2021 were granted in December of 2021 and disclosed in last years’ proxy), and (ii) additional equity grants that vary in size based on individual and Company performance during 2021, which were granted in March of 2022 and are shown in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” tables below. Following the conclusion of the fiscal year, the Compensation Committee reviews a variety of factors, including Company performance against our financial goals from the prior fiscal year, success on strategic goals, market pay levels and individual performance against performance criteria, informed by discussions with our Chief Executive Officer, and considers whether to make an additional equity award above the structural grant level reflective of performance during the prior fiscal year (in this case, 2021). Grants made in addition to the structural grant are provided a range around target performance of +/- 20% for NEOs other than the Chief Executive Officer, and roughly +/-16% for the Chief Executive Officer from threshold to maximum performance based on performance against five individual performance criteria categories as follows: financial results against the Metrics, general market conditions, response to unexpected events, strategic positioning and M&A and board interaction and processes. Final outcomes are determined based on discretionary input from the Chief Executive Officer and the Compensation Committee. Additional grants are intended to position pay levels for the NEOs at desired levels of market competitiveness; as such, pay levels are reviewed by the Compensation Committee and our independent compensation consultant to ensure alignment with market pay levels. The table below outlines the equity grant structure for 2022 intended to be granted for performance during 2021 (figures shown in the table represent $000s):

	Structural Equity Grant(2)	2022 Equity Grant Structure(1) Additional Equity Grant Performance Range			Actual Additional Equity Granted	Actual Total Equity Granted
Name		Thres.	Target	Max.
Jared Isaacman	N/A	$5,200	$6,200	$7,200	$6,600	$6,600
Taylor Lauber	$350	$1,000	$1,250	$1,500	$1,350	$1,700
Jordan Frankel	$350	$1,000	$1,250	$1,500	$1,350	$1,700
Bradley Herring	$350	$1,000	$1,250	$1,500	$1,200	$1,550

(1)	Equity grants are reflective of individual and Company performance for 2021.

(2)

Note: Structural equity grants for the 2021 performance year were made in December of 2021 and are disclosed in last years’ proxy statement. The only equity grants made in 2022 are the additional equity grants to executives, which are disclosed below in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” tables.

In addition, in connection with the commencement of Ms. Disman’s services as Chief Financial Officer, Ms. Disman received an award of RSUs under the 2020 Plan. Ms. Disman’s initial RSU award had an aggregate grant date value equal to $15,180,200, which resulted in 338,466 RSUs. Half of the Ms. Disman’s initial RSU award will vest in two equal annual installments on each of the first two anniversaries of August 5, 2022 and the remaining half of this award will vest in three equal annual installments on each of the first three anniversaries of August 5, 2022, in each case subject to Ms. Disman’s continued employment with us.

2023 Equity Grants

Grants were made in March of 2023 that are reflective of (i) our structural annual equity awards made to each NEO each year and (ii) additional equity grants that vary in size based on performance during fiscal year 2022. Additional equity grants made in March of 2023 based on performance during fiscal year 2022 could range around target performance by +/- 20% from threshold to maximum performance for NEOs and the Chief Executive Officer based on performance against five individual performance criteria buckets as follows: financial results against the Metrics, general market conditions, strategic direction, operational execution and strategic positioning and M&A. Final outcomes are determined based on discretionary input from the Chief Executive Officer and the Compensation Committee, other than deliberations on the Chief Executive Officer’s pay outcomes which do not include Mr. J. Isaacman. Target total equity grants to executives show year-over-year increases for all NEOs, which are intended to position total pay more competitively to market pay levels for Messrs. Isaacman and Frankel and Ms. Disman, and to position Mr. Lauber’s pay competitively in connection with his promotion to President recognizing the unique value Mr. Lauber provides to the firm as a long-tenured executive who has worked with Shift4 since soon after it was initially established as a company. The table below outlines equity grants intended to be granted for performance during 2022 (figures shown in the table represent $000s):

	Structural Equity Grant	2023 Equity Grant Structure(1) Additional Equity Grant Performance Range			Actual Additional Equity Granted	Actual Total Equity Granted
Name		Thres.	Target	Max.
Jared Isaacman	$600	$6,760	$8,450	$10,140	$8,450	$9,050
Taylor Lauber	$350	$4,545	$5,680	$6,815	$5,680	$6,030
Jordan Frankel	$350	$1,600	$2,000	$2,400	$2,000	$2,350
Nancy Disman (2)	$350	$1,600	$2,000	$2,400	$2,000	$2,350

(1)	Equity grants in this section are reflective of individual and Company performance for 2022; both structural and additional equity grants were made in March of 2023.

(2)

Ms. Disman was granted a sign-on equity award in 2022 separate from normal course annual equity grants made in March of 2023 that is discussed in further detail in the “2020 Incentive Award Plan” section.

2020 Incentive Award Plan

We maintain the Amended and Restated 2020 Incentive Award Plan (the “2020 Plan”) in order to facilitate the grant of cash and equity incentives to directors, employees (including our NEOs), and consultants of our Company and certain of its affiliates and to enable our Company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success. The maximum number of shares of common stock reserved under the 2020 Plan is 7,500,000 shares of our common stock. The 2020 Plan provides for an annual increase on the first day of each calendar year beginning January 1, 2023 and ending on and including January 1, 2032, equal to the lesser of (A) 2.0% of the shares of our common stock outstanding (on an as-converted basis, taking into account any and all securities convertible into, or exercisable, exchangeable or redeemable for, shares of common stock (including LLC Interests of Shift4 Payments, LLC)) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of common stock as determined by the Board; provided that no more than 7,500,000 shares of our common stock may be issued upon the exercise of incentive stock options. As of December 31, 2022, 7,689,545 RSUs were outstanding under the 2020 Plan. The 2020 Plan provides our employees (including the NEOs), consultants, non-employee directors and other service providers and those of our affiliates the opportunity to participate in the equity appreciation of our business through the receipt of incentive and equity-based awards.

2022 CEO Compensation

Mr. J. Isaacman’s annual cash compensation is comprised only of base salary and certain perquisites as described below under “Employee Benefits and Perquisites,” as he does not receive an annual cash incentive award unlike our other NEOs. Mr. J. Isaacman’s compensation package is comprised almost entirely of equity, which is intended to align him further with shareholders given his position as the largest shareholder in the Company. Mr. J. Isaacman also participates in the Company’s benefit plans.

In fiscal year 2022, Mr. J. Isaacman received the following compensation:

•	Base Salary: $50,000

•	Annual Incentive: $0

•	RSU Grant: $6,600,000

RSU grant levels for the Chief Executive Officer are decided in conjunction with our year-end compensation decisions based on individual and Company performance from the prior fiscal year (in this case, 2021). Mr. Isaacman’s total equity grant level in March of 2022 was variable, at-risk compensation which is determined solely at the discretion of the compensation committee based on the same process and performance criteria buckets used to determine the additional equity awards made to other NEOs as described above in the “2022 Equity Awards” section. RSUs for performance during the fiscal year are granted in the first quarter of the following fiscal year, consistent with grant timing for RSUs granted to the other NEOs. The RSU grant is intended to position pay levels for Mr. J. Isaacman at a desired level of market competitiveness; as such, Mr. J. Isaacman’s pay levels are reviewed by the Compensation Committee and the independent compensation consultant to ensure alignment with market pay levels consistent with the approach taken with NEOs. In March of 2023, Mr. Isaacman was awarded an RSU award worth $9,050,000 based on individual and company performance during 2022. The process used for determining the size of this award was consistent with how equity awards are determined for the other NEOs, which includes both a structural equity grant and an additional equity grant based on performance and is described in more detail in the “2023 Equity Grants” section above.

Other Elements of Compensation

Retirement Plans

We maintain a 401(k) retirement savings plan, or the 401(k) Plan, for our employees, including our NEOs, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) Plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) Plan. Currently, we match contributions made by participants in the 401(k) Plan up to a specified percentage of the employee contributions, and these matching contributions vest over a period of time. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) Plan, and making matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies. We do not maintain any defined benefit pension plans or deferred compensation plans for our NEOs.

RSU Match Plan

Separate from the 401(k) Plan, our employees (other than Messrs. Isaacman, Herring and Lauber and Ms. Disman) are eligible to participate in the RSU Match Plan on the same terms as other full-time employees. Currently, we match contributions made to the 401(k) plan up to a specified percentage of those contributions in RSUs. These RSUs are awarded the following year and vest equally over a three-year period. We believe that providing this additional incentive to employees encourages contribution to their 401(k) for tax-deferred retirement saving, adds to the overall desirability to our executive compensation package, and further aligns employees interests, with the long term success of the Company.

Employee Benefits and Perquisites

Health/Welfare Plans

All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including:

•	medical, dental and vision benefits;

•	medical and dependent care flexible spending accounts;

•	short-term and long-term disability insurance;

•	life insurance

In addition, the Company pays automobile leasing payments, automobile insurance and supplemental life insurance premiums, for the benefit of Mr. J. Isaacman and an automobile allowance for Ms. Disman and Messrs. Frankel and Lauber, each as set forth in the Summary Compensation Table, above.

We believe the perquisites and other benefits described above are necessary and appropriate to provide a competitive compensation package to our NEOs.

No Tax Gross-Ups

We do not make gross-up payments to cover our NEOs’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by the Company.

Derivatives Trading, Hedging, and Pledging Policies

Our Insider Trading Policy provides that no employee, officer, or director may acquire, sell, or trade in any interest or position relating to the future price of Company securities, such as a put option, a call option or a short sale, or engage in hedging transactions. In addition, our Insider Trading Policy provides that no employee, officer, or director may pledge Company securities as collateral to secure loans. This prohibition means, among other things, that these individuals may not hold Company securities in a “margin” account, which would allow the individual to borrow against their holdings to buy securities. An exception to this policy may be granted by the General Counsel. Note that the Company does not restrict the pledging of shares of the Company’s Class B Common stock and Class C common stock units of Shift4 Payments, LLC (“Shift4, LLC”) (including shares of Class A common stock of the Company issuable upon the redemption or exchange of such common units pursuant to Shift4 LLC’s operating agreement, dated June 4, 2020) to secure margin or other loans and any foreclosure by a lender with respect to such securities.

Section 409A

The Compensation Committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Internal Revenue Code, and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

Section 162(m)

Section 162(m) of the Internal Revenue Code disallows a tax deduction to public companies for compensation in excess of $1 million paid to “covered employees,” which generally includes all NEOs. While the Compensation Committee may take the deductibility of compensation into account when making compensation decisions, the Compensation Committee will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not deductible by us.

“Golden Parachute” Payments

Sections 280G and 4999 of the Internal Revenue Code provide that certain executive officers and other service providers who are highly compensated or hold significant equity interests may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a tax deduction on the amounts subject to this additional tax. While the Compensation Committee may take the potential forfeiture of such tax deduction into account when making compensation decisions, it will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not deductible by us. We do not provide any tax gross-ups to cover excise taxes under Section 4999 in connection with a change in control.

Stock Ownership Guidelines

Stock Ownership guidelines for executives and directors, which were adopted in October of 2022, require stock ownership at the following levels:

•	CEO: $6.75MM in value

•	NEOs: 3.0x Base Salary

•	Directors: 5.0x Cash Retainer

Given that Mr. Isaacman’s base salary is meaningfully lower than is typically seen in the market, ownership guidelines are set at a competitive value seen in the market rather than focused on a multiple of base salary. Executives and directors are generally required to reach these requirements no later than the fifth anniversary of his or her (i) appointment as an executive officer (including, for the avoidance of doubt, his or her internal promotion to an executive officer position) or director, or (ii) designation as a participant in the guideline policy. Executives and directors who do not meet this requirement in the proposed timeline are generally required to hold 50% of shares granted net of taxes until guidelines are met. Shares owned outright and net value of unvested time-based restricted stock are included in the calculations towards ownership guidelines.

Accounting for Share-Based Compensation

We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718, (“ASC Topic 718”), for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and RSUs, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards.

Executive Compensation Tables

Summary Compensation Table

The following table sets forth information concerning the compensation of our NEOs for our fiscal years ended December 31, 2020, December 31, 2021 and December 31, 2022.

Name and Principal Position	Year	Salary ($)		Bonus($)(1)		Stock Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)

Jared Isaacman Chief Executive Officer	2022	50,000		—		$6,599,994		—	395,755	7,045,749

	2021	48,007		—		5,749,961		—	396,341	6,194,209

	2020	188,915		—		—		—	555,850	744,764

Bradley Herring Chief Financial Officer	2022	222,115		—		$1,199,980		—	370,833	1,792,928

	2021	328,461		—		1,000,000		225,000	—	1,553,461

Nancy Disman Chief Financial Officer	2022	182,844	(4)	2,000,000	(5)	15,288,200	(6)	225,000	13,412	17,709,456

Taylor Lauber Chief Strategy Officer	2022	350,000		—		1,349,993		225,000	32,490	1,957,483

	2021	248,846		—		1,000,000		225,000	30,800	1,504,646

	2020	230,769		112,500		15,672,040		—	22,804	16,038,113
Jordan Frankel General Counsel, Executive Vice President, Legal, Human Resources and Compliance and Secretary	2022	350,000		—		1,349,993		225,000	13,607	1,938,600

	2021	231,538		—		1,000,000		225,000	25,159	1,481,697

	2020	163,646		112,500		20,340,054		—	9,087	20,625,287
(1)	Amounts reflect annual discretionary bonuses in an aggregate amount equal to the amount set forth above.

(2)

Amounts reflect the full grant-date fair value of RSUs granted during 2022 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock unit awards and option awards made to executive officers in Note 21 to our audited consolidated financial statements included in the 2022 Form 10-K.

(3)

For Mr. J. Isaacman, amounts reflect the following payments made by the Company: (a) supplemental life insurance premium payments in an aggregate amount equal to $273,408.62, (b) automobile lease payments in an aggregate amount equal to $54,179, (c) automobile insurance premium payments in an aggregate amount of $3,236 and (d) payment or reimbursement of legal fees in an aggregate amount equal to $64,931. This amount reflects the severance paid to Mr. Herring upon his termination of employment with the Company, as described below in “Executive Compensation Arrangements – Separation Agreements – Bradley Herring.” For Messrs. Lauber, Disman and Frankel, amounts reflect automobile premium payments.

(4)

Amount reflects (a) the base salary paid to Ms. Disman following her appointment as Chief Financial Officer in the amount of $127,884 and (b) the cash compensation paid to Ms. Disman during her service as non-employee director during 2022 in the amount of $55,000.

(5)

Amount reflects the portion of Ms. Disman’s signing bonus that was payable in 2022. For further details on such signing bonus, see “Executive Compensation Arrangements – Employment Agreements – Nancy Disman.”

(6)

Amount reflects (a) the RSUs granted to Ms. Disman in connection with her appointment as Chief Financial Officer in the amount of $15,180,200 and (b) the RSUs granted to Ms. Disman during her service as non-employee director during 2022 in the amount of $108,000. The RSUs granted to Ms. Disman during her service as non-employee director were forfeited when she resigned from the Board.

Grants of Plan-Based Awards in Fiscal 2022

The following table provides supplemental information relating to grants of plan-based awards made during fiscal year 2022 to help explain information provided above in our Summary Compensation Table. This table presents information regarding all grants of plan-based awards occurring during fiscal 2022.

Name	Grant Date	Estimated Future Payouts Under Non Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold($)	Target($)	Maximum($)
Jared Isaacman	3/9/22	—	—	—	157,330	(3)	$6,599,994
Bradley Herring	3/9/22	112,500	225,000	337,500	28,605	(4)	$1,199,980
Nancy Disman	8/5/22	—	—	—	338,466	(5)	$15,180,200.10
David Taylor Lauber	3/9/22	112,500	225,000	337,500	32,181	(4)	$1,349,993
Jordan Frankel	3/9/22	112,500	225,000	337,500	32,181	(4)	$1,349,993

(1)	Amounts reflect the target annual bonus payable under our annual cash incentive program. Please see the description of the annual bonus program under “Cash Incentive Compensation” in the CD&A above.

(2)

Amounts reflect the grant-date fair value in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate these values in Note 21 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

(3)	This amount reflects the number of fully vested RSUs granted.

(4)

This amount reflects the number of time-vesting RSUs granted, each of which vests in three equal annual installments of one-third each on the first three anniversaries of the date of grant, subject to continued employment through each vesting date.

(5)	This reflects the sign-on bonus granted to Ms. Disman. See “Elements of the Company’s Executive Compensation Program – Equity Compensation” for more information.

Executive Compensation Arrangements

Employment Agreements

As described below, the Company is currently party to employment agreements with Messrs. J. Isaacman and Lauber, as well as Ms. Disman. The Company is currently not party to any employment agreement or offer letter with Mr. Frankel.

Jared Isaacman

On May 31, 2020, the Company entered into an employment agreement with Mr. J. Isaacman (the “Isaacman Employment Agreement”), pursuant to which Mr. J. Isaacman will continue to serve as Chief Executive Officer and be elected as a member of our Board of Directors. The Isaacman Employment Agreement became effective upon the IPO, with a three (3) year term, with subsequent automatic one-year renewals periods, unless the Company or Mr. J. Isaacman provides the other party with written notice of intent not to renew the Isaacman Employment Agreement.

Pursuant to the Isaacman Employment Agreement, Mr. J. Isaacman is entitled to an annual base salary of $50,000. At the discretion of our Board of Directors, Mr. J. Isaacman will be eligible to receive an annual cash bonus. Mr. J. Isaacman is entitled to receive annual restricted stock unit awards pursuant to the 2020 Plan that will not be subject to time or performance-based vesting unless otherwise required by our Compensation Committee or our Board of Directors. The Isaacman Employment Agreement also provides that Mr. J. Isaacman is eligible to participate in all employee benefit programs made available to active employees and for the Company to pay or reimburse certain business and professional expenses, including automobile leases, automobile insurance and premiums for life insurance.

Pursuant to the Isaacman Employment Agreement, upon Mr. J. Isaacman’s death or disability, upon termination of Mr. J. Isaacman’s employment by the Company with or without Cause (as defined in the Isaacman Employment Agreement) or by Mr. J. Isaacman for any reason, Mr. J. Isaacman is entitled to payment of premiums for participation in the health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for a period of up to 36 months following his termination date. These COBRA premium payments are the only severance benefits provided under the Isaacman Employment Agreement. No cash severance payments are provided under the Isaacman Employment Agreement.

Upon the occurrence of a change in control, all unvested equity awards held by Mr. J. Isaacman shall become fully vested and any awards, such as stock options, subject to exercisability will remain exercisable by Mr. J. Isaacman for up to the later of the exercise date set forth in the applicable award agreement and, if Mr. J. Isaacman’s employment has been terminated, 180 days following the date of termination.

The Isaacman Employment Agreement includes confidentiality and assignment of intellectual property provisions, and certain restrictive covenants, including one-year post-employment non-competition and non-solicitation of customer provisions. The Isaacman Employment Agreement also includes a “best pay” provision under Section 280G of the Internal Revenue Code, pursuant to which any “parachute payments” that become payable to the executive will either be paid in full or reduced so that such payments are not subject to the excise tax under Section 4999 of the Internal Revenue Code, whichever results in the better after-tax treatment to Mr. J. Isaacman.

Taylor Lauber

On February 12, 2018, the Company entered into an employment agreement with Mr. Lauber (the “Lauber Employment Agreement”), providing for his employment as the Vice President of Strategic Projects. In 2020, Mr. Lauber accepted a new role of Chief Strategy Officer. The Lauber Employment Agreement has a three year term, with subsequent automatic two-year renewal periods, unless the Company or Mr. Lauber provides the other party with written notice of intent not to renew the Lauber Employment Agreement.

Mr. Lauber is entitled to an annual base salary of $350,000. At the discretion of our Compensation Committee, Mr. Lauber will be eligible to receive an annual cash bonus. The Lauber Employment Agreement also provides that Mr. Lauber is eligible to participate in all employee benefit programs made available to active employees and for the Company to pay or reimburse certain business and professional expenses, including automobile leases, automobile insurance and other auto-related expenses. The Lauber Employment Agreement provides that the Company will reimburse Mr. Lauber of $2,000 monthly in auto-related expenses.

In connection with the IPO, Mr. Lauber received an award of RSUs. In connection with the RSU grant, Mr. Lauber entered into a restricted stock unit award agreement, pursuant to which he waived all rights to receive the transaction bonus at any time, including upon the consummation of the IPO. The RSUs award was made to Mr. Lauber pursuant to the 2020 Plan.

In the event of Mr. Lauber’s termination of employment due to death or disability, Mr. Lauber is entitled to receive any accrued amounts.

The Lauber Employment Agreement includes confidentiality and assignment of intellectual property provisions, and certain restrictive covenants, including three-year post-employment non-competition and non-solicitation of customer provisions.

Nancy Disman

On August 5, 2022, the Company entered into an employment agreement with Ms. Disman (the “Disman Employment Agreement”), providing for her employment as the Chief Financial Officer. The Disman Employment Agreement provides for an initial three-year term of employment with automatic one-year renewal terms unless otherwise terminated in accordance with the terms of the Disman Employment Agreement. Pursuant to the Disman Employment Agreement, Ms. Disman will receive an annual base salary of $350,000 and will be eligible to participate in the Company’s annual cash bonus program.

In connection with the commencement of her employment, Ms. Disman received a one-time signing cash bonus of $3,000,000, $2,000,000 of which was be payable on the first payroll date following August 5, 2022, $500,000 of which will be payable on August 5, 2023 and $500,000 of which will be payable on August 5, 2024, subject to Ms. Disman’s continued service through the applicable dates; provided, that if Ms. Disman is terminated by the Company without “cause” or resigns for “good reason” (each as defined in the Disman Employment Agreement) prior to August 5, 2024, the Company will be required to pay Ms. Disman any unpaid portion of the signing bonus within 30 days of the date of such termination. In addition, Ms. Disman will be eligible to receive certain expense reimbursement allowances pursuant to the Disman Employment Agreement.

If Ms. Disman’s employment is terminated by the Company without cause or due to her resignation for good reason, she will be entitled to the following, in addition to any accrued amounts, subject to her execution and non-revocation of a release of claims agreement: (i) any earned, unpaid annual bonus for the year prior to the year of termination, (ii) continued payment of her base salary for 12 months following termination, (iii) continued group health coverage for up to 12 months following termination and (iv) any unvested outstanding equity awards will remain outstanding and eligible to be settled at the same time such awards otherwise would have settled had she remained employed on the applicable vesting date in accordance with the terms of such awards.

Under the Disman Employment Agreement, Ms. Disman will be subject to one-year post-termination non-compete and non-solicit covenants as well as a perpetual confidentiality covenant.

Separation Agreements

Bradley Herring

On August 3, 2022, Bradley Herring and the Company agreed that Mr. Herring would no longer serve as the Company’s Chief Financial Officer, effective August 5, 2022. In connection with Mr. Herring’s resignation, the Company entered into a separation and release of claims agreement (the “Separation Agreement”) with Mr. Herring on August 3, 2022.

Pursuant to the Separation Agreement, Mr. Herring was entitled to receive an aggregate payment of $370,833, payable in installments in accordance with the Company’s normal payroll practices through December 31, 2022, and continued group health coverage through the earlier of (a) December 31, 2022 and (b) the date Mr. Herring became eligible for healthcare coverage from a subsequent employer, subject to Mr. Herring’s continued compliance with the applicable restrictive covenants. The RSUs held by Mr. Herring remain outstanding and eligible to be settled at the same time such awards would have otherwise been settled had Mr. Herring remain employed on the applicable vesting date in accordance with their terms. Pursuant to the Separation Agreement, Mr. Herring provided transition and consulting services for four weeks following the date of his termination.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2022.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)

Jared Isaacman	—	—	—

Bradley Herring	6/8/20	5,798(2)	324,282

	12/8/20	1,920(2)	107,386

	3/9/21	5828(2)	325,960

	12/17/21	4,617(2)	258,229

	3/9/22	28,605(2)	1,599,878

Nancy Disman	8/5/22	169,233(3)	9,465,202

	8/5/22	169,233(2)	9,465,202

Taylor Lauber	6/8/20	43,479(2)	2,431,780

	12/8/20	1,920(2)	107,386

	3/9/21	5,828(2)	325,960

	12/17/21	4,617(2)	258,229

	3/9/22	32,181(2)	1,799,883

Jordan Frankel	6/8/20	86,957(2)	4,863,505

	12/8/20	1,920(2)	107,386

	3/9/21	5,828(2)	325,960

	12/17/21	4,617(2)	258,229

	3/9/22	32,181(2)	1,799,883

(1)	Represents the fair market value per share of our common stock of $55.93, as of December 31, 2022.

(2)	The RSUs vest annually in three equal installments of 1/3 each on each of the first three anniversaries of the date of grant, subject to continued service through each vesting date.

(3)	The RSUs vest annually in two equal installments of 1/2 each on each of the first two anniversaries of the date of grant, subject to continued service through each vesting date.

Option Exercises and Stock Vested in Fiscal 2022

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)

Jared Isaacman	157,330	6,599,994

Bradley Herring	11,936	540,869

Nancy Disman	1,143	48,452

Taylor Lauber	49,617	2,307,731

Jordan Frankel	93,096	4,346,462

(1)	Amounts are calculated by multiplying the number of shares vested by our closing stock price on the vesting date.

Potential Payments Upon Termination or Change in Control

Jared Isaacman

Pursuant to the Isaacman Employment Agreement, upon Mr. J. Isaacman’s death or disability, upon termination of Mr. J. Isaacman’s employment by the Company with or without Cause (as defined in the Isaacman Employment Agreement) or by Mr. J. Isaacman for any reason, Mr. J. Isaacman is entitled to payment of premiums for participation in the health plan pursuant to COBRA for a period of up to 36 months following his termination date.

Upon the occurrence of a change in control, all unvested equity awards held by Mr. J. Isaacman shall become fully vested and any awards, such as stock options, subject to exercisability will remain exercisable by Mr. J. Isaacman for up to the later of the exercise date set forth in the applicable award agreement and, if Mr. J. Isaacman’s employment has been terminated, 180 days following the date of termination.

The Isaacman Employment Agreement includes confidentiality and assignment of intellectual property provisions, and certain restrictive covenants, including one-year post-employment non-competition and non-solicitation of customer provisions. The Isaacman Employment Agreement also includes a “best pay” provision under Section 280G of the Internal Revenue Code, pursuant to which any “parachute payments” that become payable to the executive will either be paid in full or reduced so that such payments are not subject to the excise tax under Section 4999 of the Internal Revenue Code, whichever results in the better after-tax treatment to Mr. J. Isaacman.

Nancy Disman

If Ms. Disman’s employment is terminated by the Company without cause or due to her resignation for good reason, she will be entitled to the following, in addition to any accrued amounts, subject to her execution and non-revocation of a release of claims agreement: (i) any earned, unpaid annual bonus for the year prior to the year of termination, (ii) continued payment of her base salary for 12 months following termination, (iii) continued group health coverage for up to 12 months following termination and (iv) any unvested outstanding equity awards will remain outstanding and eligible to be settled at the same time such awards otherwise would have settled had she remained employed on the applicable vesting date in accordance with the terms of such awards.

Upon the occurrence of a change in control (as defined in the 2020 Plan), all unvested equity awards held by Ms. Disman shall become fully vested and any awards, such as stock options, subject to exercisability will remain exercisable by Ms. Disman for up to the later of the exercise date set forth in the applicable award agreement and, if Ms. Disman’s employment has been terminated, 180 days following the date of termination.

In addition, to the extent that any payment or benefit received in connection with a change in control of the Company would be subject to an excise tax under Section 4999 of the Internal Revenue Code, such payments and/or benefits will be subject to a “best net” reduction if such reduction would result in a greater net after-tax benefit to Ms. Disman than receiving the full amount of such payments.

Taylor Lauber

If Mr. Lauber’s employment is terminated by the Company without cause or due to his resignation for good reason, he will be entitled to the following, in addition to any accrued amounts, subject to his execution and non-revocation of a release of claims agreement: (i) any outstanding RSUs, which will accelerate and vest in full. Mr. Lauber is not entitled to any other payments upon a change in control.

Mr. Lauber will be subject to one-year post-termination non-compete and non-solicit of employee and customer covenants.

Jordan Frankel

If Mr. Frankel’s employment is terminated by the Company without cause or due to his resignation for good reason, he will be entitled to the following, in addition to any accrued amounts, subject to his execution and non-revocation of a release of claims agreement: (i) any outstanding RSUs, which will accelerate and vest in full. Mr. Frankel is not entitled to any other payments upon a change in control.

Mr. Frankel will be subject to one-year post-termination non-compete and non-solicit of employee and customer covenants.

Bradley Herring

Effective August 5, 2022, Bradley Herring’s position as the Company’s Chief Financial Officer was terminated. Pursuant to the Separation Agreement, Mr. Herring was entitled to receive an aggregate payment of $370,833, payable in installments in accordance with the Company’s normal payroll practices through December 31, 2022, and continued group health coverage through the earlier of (a) December 31, 2022 and (b) the date Mr. Herring became eligible for healthcare coverage from a subsequent employer, subject to Mr. Herring’s continued compliance with the applicable restrictive covenants. The RSUs held by Mr. Herring remain outstanding and eligible to be settled at the same time such awards would have otherwise been settled had Mr. Herring remain employed on the applicable vesting date in accordance with their terms. Pursuant to the Separation Agreement, Mr. Herring also provided transition and consulting services for four weeks following the date of his termination. The Separation Agreement waived any post-termination non-competition provisions included in Mr. Herring’s earlier Award Agreements.

Estimated Potential Payments

The following table summarizes the payments that would be made to our NEOs upon the occurrence of certain qualifying terminations of employment or a change in control, in any case, occurring on December 31, 2022. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination or (ii) other benefits earned or accrued by the NEO during his or her employment that are available to all salaried employees, such as accrued vacation.

Name	Benefit	Termination Without Cause or for Good Reason / Cause (no Change in Control) ($)	Change in Control (no Termination) ($)(1)	Termination Without Cause or for Good Reason / Cause in Connection with a Change in Control ($)

Jared Isaacman	Cash	—	—	—
	Equity Acceleration	—	—	—
	Continued Healthcare	70,243(2)	—	70,243(2)
	Total(3)	70,243	—	70,243

Nancy Disman	Cash	350,000(4)	—	350,000(4)
	Equity Acceleration(5)	—	18,930,403	18,930,403
	Continued Healthcare	24,461(6)	—	24,461(6)
	Total(3)	374,461	18,930,403	19,304,864

Taylor Lauber	Cash	—	—	—
	Equity Acceleration (5)	4,923,238	—	4,923,238
	Continued Healthcare	—	—	—
	Total(3)	4,923,238	—	4,923,238

Jordan Frankel	Cash	—	—	—
	Equity Acceleration (5)	7,354,963	—	7,354,963
	Continued Healthcare	—	—	—
	Total(3)	7,354,963	—	7,354,963

(1)	Assumes awards are not assumed or substituted in connection with the change in control.

(2)	Amount reflects Mr. J. Isaacman’s entitlement to payment of premiums for participation in the health plan pursuant to COBRA for a period of up to 36 months following his termination date.

(3)

Amounts shown are the maximum potential payment the NEO would have received as of December 31, 2022. Amounts of any reduction pursuant to the 280G best pay provision, if any, would be calculated upon actual termination of employment.

(4)	This amount reflects the continued payment of Ms. Disman’s base salary for twelve months following termination of her employment.

(5)	With respect to RSUs, the value of equity acceleration was calculated by multiplying the number of accelerated RSUs by $55.93, the closing trading price of our common stock on December 31, 2022.

(6)	This amount reflects the value of continued group health care coverage for twelve months following termination of her employment.

DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Jonathan Halkyard	77,500	108,300	2,549	188,049
Christopher Cruz	41,666	108,300	—	149,666
Sarah Grover	70,000	108,300	2,706	180,706
Karen Roter Davis	67,500	108,300	4,583	180,083
Donald Isaacman	50,000	108,300	2,641	160,641
Sam Bakhshandehpour(3)	11,250	73,667	—	73,667

(1)	Ms. Disman resigned from the Board effective August 5, 2022. Her compensation received while serving as a director is reflected above in the Summary Compensation Table.

(2)

Amounts reflect the full grant-date fair value of stock awards granted during 2022 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all stock awards made to our directors in Note 21 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

(3)	Mr. Bakhshandehpour was appointed to the Board on October 4, 2022.

The table below shows the aggregate numbers of option awards (exercisable and unexercisable) and unvested stock awards held as of December 31, 2022 by each non-employee director.

Name	Unvested Stock Awards Outstanding at 2022 Fiscal Year End
Jonathan Halkyard	2,548
Christopher Cruz	2,548
Sarah Grover	2,548
Karen Roter Davis	2,548
Donald Isaacman	2,548
Sam Bakhshandehpour	1,551

We maintain a compensation program for our non-employee directors under which each non-employee director receives the following amounts for their service on the Board:

•

RSUs with an aggregate fair value on the date of grant equal to the product of (i) $108,300 and (y) a fraction, the numerator of which is (x) 365 minus (y) the number of days in the period beginning on the date of the annual meeting immediately preceding the non-employee director’s start date and denominator of which is 365, upon the director’s initial election or appointment to the Board (the “Initial Award”);

•	RSUs with an aggregate fair value on the date of grant of $108,300 on the date of the annual meeting (the “Annual Award”);

•	an annual director fee of $50,000; and

•	if the director serves on a committee of our Board or in the other capacities stated below, an additional annual fee as follows:

○	Chair of the Audit Committee, $20,000;

○	Audit Committee member other than the chair, $10,000;

○	Chair of the Compensation Committee, $15,000;

○	Compensation Committee member other than the chair, $7,500;

○	Chair of the Nominating and Corporate Governance Committee, $10,000; and

○	Nominating and Corporate Governance Committee member other than the chair, $5,000.

Initial Awards will vest in full on the first anniversary of the date of grant. Annual Awards will vest in full on the first anniversary of the date of grant. In addition, all unvested Initial Awards and Annual Awards vest in full upon the occurrence of a change in control.

Director fees under the program are payable in arrears in four equal quarterly installments, provided that the amount of each payment is prorated for any portion of a quarter that a director is not serving on our Board.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the total compensation paid to our median paid employee and ratio of our Chief Executive Officer’s annual total compensation to the annual total compensation of our other employees.

The annual total compensation for 2022 for our Chief Executive Officer was $7,045,749, as reported in the Summary Compensation Table. The annual total compensation for 2022 for our median employee, identified as discussed below, was $90,363 calculated in accordance with the rules applicable to the Summary Compensation Table. Based on this information, for 2022, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees was approximately 78:1.

Methodology, Assumptions and Estimates Used in Determining our Pay Ratio Disclosure

We selected December 31, 2022 as the date for establishing the employee population used in identifying the median employee. We identified the median employee using the consistently applied compensation measure that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee as of December 31, 2022: (1) annual base pay and (2) the target value for equity awards granted to be awarded in 2022 including in connection with our 4Shares program under which our employees are entitled to grants of RSUs and (3) the target value for our annual incentive plan bonus. In identifying the median employee, we converted compensation amounts paid in foreign currencies based on the last currency conversion update of December 31, 2022. We captured all full-time and part-time employees. We did not exclude workers in non-U.S. countries and did not make any cost-of-living adjustments. Base salary or wages for temporary employees was not annualized. The annual total compensation of the median employee and the annual total compensation of the CEO were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported above should not be used as a basis for comparison between companies by other companies. In addition, we expect the Company’s annually reported pay ratio may vary significantly year over year, given the size of the Company and the potential variability in Company employee compensation.

Compensation Risk Assessment

We have assessed our compensation programs for all employees and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Management has evaluated our executive and employee compensation and benefits programs to determine if these programs’ provisions and operations create undesired or unintentional risk of a material nature. The risk assessment process includes a review of program policies and practices; analysis to identify risks and risk controls related to our compensation programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, the effectiveness of our risk controls and the impacts of our compensation programs and their risks to our strategy. Although we periodically review all compensation programs, we focus on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. In relation to this, we believe that our incentive compensation arrangements provide incentives that do not encourage risk taking beyond our ability to effectively identify and manage significant risks and are compatible with effective internal controls and our risk management practices. Our review considers that the program contains certain design features that mitigate the likelihood of excessive risk-taking behavior, such as:

•	Overall incentive program includes discretionary assessment of performance and is not purely formulaic

•	Pay program is heavily weighted towards equity compensation for executives

•	Equity grants to the executives other than the Chief Executive Officer vest over multiple years

•	The Chief Executive Officer is also a founder and retains a significant ownership stake in the business

•	The Chief Executive Officer’s compensation is provided almost entirely through equity compensation based on a discretionary assessment by the Compensation Committee

•	Incentive targets include multiple metrics and are reviewed and approved by the Compensation Committee

The Compensation Committee monitors our compensation programs on an annual basis and expects to make modifications as necessary to address any changes in our business or risk profile.

PAY VERSUS PERFORMANCE
Pay
Versus Performance Table
The following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended December 31, 2020, 2021 and 2022, and our financial performance for each such fiscal year:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)

Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)(1)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)	Value of Initial Fixed $100 Investment Based on:		Net Income ($)		Adj. EBITDA (3)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(2)
2022	$7,045,749	$7,045,749	$5,863,367	$6,421,458	$167	$122		$75.1		$179.1
2021	$6,194,309	$6,194,309	$1,513,268	$1,400,475	$173	$172	-$	48.2		$43.9
2020	$744,765	$744,765	$18,331,700	$18,341,467	$225	$129	-$	18.4	-$	15.3

(1)
Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2022	$7,045,749	$1,500,680; $21,385,582; $1,710,748; and $1,088,821
2021	$6,194,309	$1,490,783; $2,457,672; and $252,969
2020	$744,765	$16,045,325; and $20,637,609
Compensation
actually paid to our NEOs represents the “Total” compensation reported in the “Summary Compensation Table” for the applicable fiscal year, as adjusted as follows:

(2)	For the relevant fiscal year, represents the cumulative TSR (the “ Peer Group TSR ”) of the S&P 500 IT Index.
(3)
Adjusted EBITDA is a
non-GAAP
measure. For a reconciliation of the differences between Adjusted EBITDA and the most directly comparable financial measure calculated and presented in accordance with GAAP, see Appendix A.

Adjustments	2020			2021				2022
	PEO	Average Non- PEO NEOs		PEO		Average Non- PEO NEOs		PEO		Average Non- PEO NEOs

Summary Compensation Table Total	$744,765		$18,331,700		$6,194,309		$1,513,268		$7,045,749		$5,863,367

Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	$0	-$	18,006,047	-$	5,749,961	-$	1,000,000	-$	6,599,994	-$	4,797,042

Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	$0		$17,943,635		$0		$907,473		$0		$5,632,543

Adjustments	2020		2021			2022
	PEO	Average Non- PEO NEOs	PEO	Average Non- PEO NEOs		PEO		Average Non- PEO NEOs

Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	$0	$72,179	$5,749,961		$0		$6,599,994		$320,734

Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	$0	$0	$0	-$	7,289,835		$0	-$	2,640,379

Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	$0	$0	$0		$7,269,568		$0		$2,042,236

Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	–	–	–		–		–		–

Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	–	–	–		–		–		–

Increase based on Incremental Fair Value of Options/SARs Modified during Applicable FY	–	–	–		–		–		–

Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table for Applicable FY	–	–	–		–		–		–

Increase for Service Cost and, if applicable, Prior Service Cost for Pension Plans	–	–	–		–		–		–

TOTAL ADJUSTMENTS	$0	$9,767	$0	-$	112,793	-$	1		$558,091

Compensation Actually Paid (SCT minus deductions plus total adjustments)	$744,765	$18,341,467	$6,194,309		$1,400,475		$7,045,749		$6,421,458

Narrative Disclosure to Pay Versus Performance Table
Relationship Between Financial Performance Measures
The
graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR, (ii) the TSR of the S&P 500 IT Index (as shown previously in our
10-K),
(iii) our net income, and (iv) our adjusted EBITDA, in each case, for the fiscal years ended December 31, 2020, 2021 and 2022.
TSR amounts reported in the graph assume an initial fixed investment of $100 as of close of business on our IPO date of June 5, 2020, and that all dividends, if any, were reinvested.

“Compensation Actually Paid” figures are not strongly correlated with financial performance or TSR performance of the Company because many factors are considered when deciding compensation levels for executives beyond these metrics. Further discussion on the inputs we consider when determining compensation levels can be found in the “Compensation Discussion and Analysis” section of this document.
Pay
Versus Performance Tabular List
We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2022:

•	End to End Payments;

•	Gross Revenue less Network Fees; and

•	Adjusted EBITDA.
For additional details regarding our most important financial performance measures, please see the section titled “Executive Summary – 2022 Compensation Highlights” in our CD&A elsewhere in this proxy statement.

Securities Authorized For Issuance under Equity Compensation Plans

Plan category:	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted —Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Available for Future Issuance Under Equity Compensation Plans (excludes securities Reflected in first column)(3)
Equity compensation plans approved by security holders(1)	2,465,355	(2)	—	85,870
Equity compensation plans not approved by security holders	—		—	—

Total	2,465,355		$—	85,870

(1)	Consists of the Shift4 Payments, Inc. Amended and Restated 2020 Stock Incentive Plan (the “2020 Plan”).

(2)	Consists of RSUs issued under the 2020 Plan.

(3)

Consists of 85,870 shares available for future issuance under the 2020 Plan as of December 31, 2022. An additional 1,752,020 shares were authorized on January 23, 2023. The 2020 Plan provides for an annual increase on the first day of each calendar year beginning January 1, 2023 and ending on and including on January 1, 2032, equal to the lesser of (A) 2.0% of the shares outstanding (on an as-converted basis, taking into account any and all securities convertible into, or exercisable, exchangeable or redeemable for, shares of common stock (including LLC Interests of Shift4 Payments, LLC)) on the last day of the immediately preceding fiscal year and (B) such smaller number of Shares as determined by the Board; provided that no more than 7,500,000 shares may be issued upon the exercise of incentive stock options.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Christopher Cruz (Chair)

Sam Bakhshandehpour

Karen Roter Davis

Sarah Grover

Jonathan Halkyard

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our Class A common stock, Class B common stock and Class C common stock, for:

•	each person known by us to beneficially own more than 5% of our Class A common stock, Class B common stock or our Class C common stock;

•	each of our directors (which includes all nominees);

•	each of our named executive officers; and

•	each of our executive officers and directors as a group as of April 17, 2023, unless otherwise indicated.

We have based our calculation of the percentage of beneficial ownership on 57,253,201 shares of our Class A common stock outstanding, 23,831,883 shares of our Class B common stock outstanding and 2,090,706 shares of our Class C common stock outstanding as of April 17, 2023, unless specifically noted otherwise. The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Unless otherwise indicated, the address of all listed stockholders is c/o Shift4 Payments, Inc., 2202 N. Irving St., Allentown, Pennsylvania 18109. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Number of Shares of Class A common stock Beneficially Owned (1)	Percentage of Shares of Class A common stock Beneficially Owned	Number of Shares of Class B common stock Beneficially Owned	Percentage of Shares of Class B common stock Beneficially Owned	Number of Shares of Class C common stock Beneficially Owned	Percentage of Shares of Class C common stock Beneficially Owned	Combined Voting Power Percentage (2)
5% or Greater Stockholders
Wellington Management Group LLP(3)	7,087,392	12.4%	-	-	-	-	2.2%
Macquarie Group Limited(4)	5,188,997	9.1%	-	-	-	-	1.6%
Vanguard Group Inc.(5)	4,811,405	8.4%	-	-	-	-	1.5%
Durable Capital Partners LP(6)	4,315,249	7.5%	-	-	-	-	1.4%
BlackRock, Inc.(7)	3,663,154	6.4%	-	-	-	-	1.2%
FMR LLC(8)	3,297,020	5.8%	-	-	-	-	1.0%
AllianceBernstein L.P.(9)	3,195,109	5.6%	-	-	-	-	1.0%
Named Executive Officers and Directors
Jared Isaacman(10)	434,597	*	23,831,883	100.0%	2,090,706	100.0%	82.0%
Nancy Disman(11)	2,854	*	-	-	-	-	*
Jordan Frankel(12)	199,615	*	-	-	-	-	*
Bradley Herring(13)	54,964	*	-	-	-	-	*
Taylor Lauber(14)	124,797	*	-	-	-	-	*
Sam Bakhshandehpour(15)	1,551	*	-	-	-	-	*
Christopher Cruz(16)	8,400	*	-	-	-	-	*
Karen Roter Davis(17)	3,595	*	-	-	-	-	*
Sarah Grover(18)	5,720	*	-	-	-	-	*

	Number of Shares of Class A common stock Beneficially Owned (1)	Percentage of Shares of Class A common stock Beneficially Owned	Number of Shares of Class B common stock Beneficially Owned	Percentage of Shares of Class B common stock Beneficially Owned	Number of Shares of Class C common stock Beneficially Owned	Percentage of Shares of Class C common stock Beneficially Owned	Combined Voting Power Percentage (2)
Jonathan Halkyard(19)	8,400	*	-	-	-	-	*
Donald Isaacman(20)	16,992	*	-	-	-	-	*
All executive officers and directors as a group (10 persons)(21)	806,519	1.4%	23,831,883	100.0%	2,090,706	100.0%	82.1%

*	Represents beneficial ownership of less than 1%.

(1)

Each common unit is redeemable from time to time at each holder’s option for, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case, in accordance with the terms of the Shift4 Payments LLC Agreement; provided that, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), we may effect a direct exchange by Shift4 Payments, Inc. of such Class A common stock or such cash, as applicable, for such LLC Interests. The Continuing Equity Owners may exercise such redemption right for as long as their LLC Interests remain outstanding. See “Certain Relationships and Related Party Transactions—Shift4 Payments LLC Agreement.” Simultaneously with the payment of cash or shares of Class A common stock, as applicable, in connection with a redemption or exchange of LLC Interests pursuant to the terms of the Shift4 Payments LLC Agreement, a number of shares of our Class B common stock registered in the name of the redeeming or exchanging Continuing Equity Owner will be cancelled for no consideration on a one-for-one basis with the number of LLC Interests so redeemed or exchanged. In this table, beneficial ownership of LLC Interests has not been reflected as beneficial ownership of shares of our Class A common stock for which such LLC Interests may be exchanged.

(2)

Represents the percentage of voting power of our Class A common stock, Class B common stock and Class C common stock voting as a single class. Each share of Class A common stock entitles the registered holder thereof to one vote per share, each share of Class B common stock entitles the registered holder thereof to ten votes per share and each share of Class C common stock entitles the registered holder thereof to ten votes per share on all matters presented to stockholders for a vote generally, including the election of directors. The Class A common stock, Class B common stock and Class C common stock will vote as a single class on all matters except as required by law or our Amended and Restated Certificate of Incorporation.

(3)

Based solely on a Schedule 13G/A filed on February 6, 2023 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP. Consists of (i) 7,087,392 shares of our Class A common stock beneficially held by Wellington Management Group LLP, with sole voting power over no shares, shared voting power over 6,133,182 shares, sole dispositive power over no shares, and shared dispositive power over 7,087,392 shares; (ii) 7,087,392 shares of our Class A common stock beneficially held by Wellington Group Holdings LLP, with sole voting power over no shares, shared voting power over 6,133,182 shares, sole dispositive power over no shares, and shared dispositive power over 7,087,392 shares; (iii) 7,087,392 shares of our Class A common stock held of record by Wellington Investment Advisors Holdings LLP, with sole voting power over no shares, shared voting power over 6,133,182 shares, sole dispositive power over no shares, and shared dispositive power over 7,087,392 shares; and (iv) 6,883,873 shares of our Class A common stock held of record by Wellington Management Company LLP, with sole voting power over no shares, shared voting power over 6,120,139 shares, sole dispositive power over no shares, and shared dispositive power over 6,883,873 shares. Wellington Management Group LLP is the parent holding company of certain holding companies and certain investment advisers (the “Wellington Investment Advisers”). The shares are owned of record by clients of the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP. The principal business address of Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(4)

Based solely on a Schedule 13G/A filed on February 14, 2023 by Macquarie Group Limited, Macquarie Management Holdings Inc, and Macquarie Investment Management Business Trust. Consists of (i) 5,188,997 shares of our Class A common stock beneficially held by Macquarie Group Limited with sole voting power over no shares, shared voting power over no shares, sole dispositive power over no shares, and shared dispositive power over no shares; (ii) 5,188,997 shares of our Class A common stock beneficially held by Macquarie Management Holdings Inc with sole voting power over 5,188,997 shares, shared voting power over no shares, sole dispositive power over 5,188,997 shares, and shared dispositive power over no shares; and (iii) 5,188,997 shares of our Class A common stock beneficially held by Macquarie Investment Management Business Trust with sole voting power over 5,188,997 shares, shared voting power over no shares, sole dispositive power over 5,188,997 shares, and shared dispositive power over no shares. Macquarie Management Holdings Inc may be deemed to beneficially own 5,188,997 shares of our Class A common stock due to its ownership of ownership of Macquarie Investment Management Business Trust. Macquarie Group Limited may be deemed to beneficially own 5,188,997 shares of our Class A common stock due to its ownership of Macquarie Management Holdings Inc. and Macquarie Investment Management Business Trust. The principal business address of Macquarie Group Limited, is 50 Martin Place Sydney, New South Wales, Australia. The principal business address of Macquarie Management Holdings Inc. and Macquarie Investment Management Business Trust is 2005 Market Street, Philadelphia, PA 19103.

(5)

Based solely on a Schedule 13G/A filed on February 9, 2023 by The Vanguard Group. The Vanguard Group has sole voting power over no shares, shared voting power over 23,830 shares, sole dispositive power over 4,738,071 shares, and shared dispositive power over 73,334 shares. The Vanguard Group, Inc.’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(6)

Based solely on a Schedule 13G/A filed on February 13, 2023 by Durable Capital Partners LP. Durable Capital Partners LP has sole voting power over 4,315,249 shares, shared voting power over no shares, sole dispositive power over 4,315,249 shares, and shared dispositive power over no shares. Durable Capital Master Fund LP directly holds the shares. Durable Capital Partners LP, as the investment adviser to Durable Capital Master Fund LP, has sole power to direct the vote and disposition of the Shares. Durable Capital Partners GP LLC is the general partner of the Durable Capital Partners LP, and Henry Ellenbogen is the chief investment officer of the Durable Capital Partners LP and the managing member of Durable Capital Partners GP LLC. The principal business address of Durable Capital Partners LP is 4747 Bethesda Avenue, Suite 1002, Bethesda, Maryland 20814.

(7)

Based solely on a Schedule 13G/A filed on February 1, 2023 by BlackRock, Inc. BlackRock, Inc. has sole voting power over 3,488,947 shares, shared voting power over no shares, sole dispositive power over 3,663,154 shares, and shared dispositive power over no shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(8)

Based solely on a Schedule 13G filed on February 9, 2023 by FMR LLC and Abigail P. Johnson. Consists of (i) 3,297,020 shares of our Class A common stock beneficially held by FMR LLC, with sole voting power over 3,264,128 shares, shared voting power over no shares, sole dispositive power over 3,297,020 shares, and shared dispositive power over no shares; and (ii) 3,297,020 shares of our Class A common stock beneficially held by Abigail P. Johnson, with sole voting power over no shares, shared voting power over 3,297,020 shares, sole dispositive power over no shares, and shared dispositive power over 3,297,020 shares. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address for FMR LLC and Abigail P. Johnson is 245 Summer Street, Boston, Massachusetts 02210.

(9)

Based solely on a Schedule 13G/A filed on February 14, 2023 by AllianceBernstein L.P. AllianceBernstein L.P. has sole voting power over 2,935,348 shares, shared voting power over no shares, sole dispositive power over 3,175,215 shares, and shared dispositive power over 19,894 shares. The shares are held solely for investment purposes on behalf of client discretionary investment advisory accounts. The principal business address of AllianceBernstein L.P. is 1345 Avenue of the Americas, New York, NY 10105.

(10)

Consists of (i) 434,597 shares of Class A common stock; (ii) 23,831,883 LLC Interests held by Rook; (iii) 23,831,883 shares of Class B common stock held by Rook; and (iv) 2,090,706 shares of Class C common stock held by Rook. As the sole stockholder of Rook, Mr. J. Isaacman may be deemed to have sole voting and investment power with respect to such securities. As of the date of the filing of this proxy statement, Rook has pledged, hypothecated or granted security interests in 19,438,231 LLC Interests and 19,438,231 shares of Class B common stock held by Rook pursuant to a margin loan agreement and prepaid variable forward transactions with customary default provisions. In the event of a default under such agreements, the secured parties may foreclose upon any and all shares of securities pledged to them and may seek recourse against the pledgor. See “Certain Relationships and Related Party Transactions—Issuer Agreements.” The address for Rook is 2202 N. Irving St., Allentown, PA 18109. Simultaneously with the payment of cash or shares of Class A common stock, as applicable, in connection with a redemption or exchange of LLC Interests pursuant to the terms of the Shift4 Payments LLC Agreement, a number of shares of our Class B common stock registered in the name of the redeeming or exchanging Continuing Equity Owner will be cancelled for no consideration on a one-for-one basis with the number of LLC Interests so redeemed or exchanged. In this table, beneficial ownership of LLC Interests has not been reflected as beneficial ownership of shares of our Class A common stock for which such LLC Interests may be exchanged.

(11)	Consists of 2,854 shares of Class A common stock.

(12)	Consists of (i) 112,658 shares of Class A common stock and (ii) 86,956 restricted stock units vesting within 60 days of April 17, 2023.

(13)	Consists of 54,964 shares of Class A common stock as of April 5, 2022, the date of Mr. Herring’s separation from the Company.

(14)	Consists of (i) 81,318 shares of Class A common stock and (ii) 43,478 restricted stock units vesting within 60 days of April 17, 2023.

(15)	Consists of 1,551 restricted stock units vesting within 60 days of April 17, 2023.

(16)	Consists of (i) 5,852 shares of Class A common stock and (ii) 2,548 restricted stock units vesting within 60 days of April 17, 2023.

(17)	Consists of (i) 1,047 shares of Class A common stock and (ii) 2,548 restricted stock units vesting within 60 days of April 17, 2023.

(18)	Consists of (i) 3,172 shares of Class A common stock and (ii) 2,548 restricted stock units vesting within 60 days of April 17, 2023.

(19)	Consists of (i) 5,852 shares of Class A common stock and (ii) 2,548 restricted stock units vesting within 60 days of April 17, 2023.

(20)	Consists of (i) 14,444 shares of Class A common stock and (ii) 2,548 restricted stock units vesting within 60 days of April 17, 2023.

(21)

Consists of (i) 661,794 shares of Class A common stock; (ii) 23,831,883 LLC Interests; (iii) 23,831,883 shares of Class B common stock; (iv) 2,090,706 shares of Class C common stock; and (v) 144,727 restricted stock units vesting within 60 days of April 17, 2023.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors, our principal accounting officer and persons who beneficially own more than 10% of our common stock to file with the SEC reports of their ownership and changes in their ownership of our common stock. To our knowledge, based solely on review of the copies of such reports and amendments to such reports with respect to the year ended December 31, 2022 filed with the SEC and on written representations by our directors and executive officers, all required Section 16 reports under the Exchange Act for our directors, executive officers, principal accounting officer and beneficial owners of greater than 10% of our common stock were filed on a timely basis during the year ended December 31, 2022 other than one amended Form 4 reporting one transaction for Nancy Disman.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following are certain transactions, arrangements and relationships with our directors, executive officers and stockholders owning 5% or more of our outstanding common stock, or any member of the immediate family of any of the foregoing persons, since January 1, 2022, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation.”

Aircraft and Property Usage

We have a service agreement with Mr. J. Isaacman, our Founder, Chief Executive Officer and Chairman of the Board of Directors, including access to aircrafts and property. We incurred expenses for this service in the amount of $1.0 million for the year ended December 31, 2022. There were no amounts outstanding at December 31, 2022.

Tax Receivable Agreement

On June 4, 2020, we entered into a tax receivable agreement (the “Tax Receivable Agreement” or “TRA”) with Shift4 Payments, LLC, each of the Continuing Equity Owners and the Blocker Shareholders that provides for the payment by us to the Continuing Equity Owners and the Blocker Shareholders of 85% of the amount of certain tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize in its tax reporting, as a result of the transactions described above, including certain favorable tax attributes from the Blocker Companies, basis adjustments in our share of the tax basis of the assets of Shift4 Payments, LLC, basis increases in connection with the purchase of LLC Interests directly from certain of the Continuing Equity Owners in the Transactions and certain other tax benefits attributable to payments made under the Tax Receivable Agreement. Shift4 Payments, LLC intends to have in effect an election under Section 754 of the Internal Revenue Code effective for each taxable year in which a redemption or exchange (including deemed exchange, and including for this purpose the purchase of LLC Interests directly from certain Continuing Equity Owners described above) of LLC Interests for Class A common stock or cash occurs. These tax benefit payments are not conditioned upon one or more of the Continuing Equity Owners maintaining a continued ownership interest in Shift4 Payments, LLC. If a Continuing Equity Owner transfers LLC Interests but does not assign to the transferee of such units its rights under the Tax Receivable Agreement, such Continuing Equity Owner generally will continue to be entitled to receive payments under the Tax Receivable Agreement arising in respect of a subsequent exchange of such LLC Interests. In general, the Continuing Equity Owners’ and Blocker Shareholders’ rights under the Tax Receivable Agreement may be assigned, sold, pledged or otherwise alienated to any person, without our consent, provided such person executes and delivers a joinder to the Tax Receivable Agreement agreeing to succeed to the applicable Continuing Equity Owner’s or Blocker Shareholder’s interest therein. As of December 31, 2022, we recognized a $1.7 million TRA liability after concluding it was probable that, based on estimates of future taxable income, we will realize tax benefits associated with the TRA in the 2022 tax year.

Shift4 Payments LLC Agreement

On June 4, 2020, Shift4 Payments, LLC amended and restated its Amended and Restated Limited Liability Agreement to, among other things, (i) provide for a new single class of common membership interests in Shift4 Payments, LLC (the “common units”); (ii) exchange all of the then-existing membership interests of the Original Equity Owners for common units of Shift4 Payments, LLC; and (iii) appoint us as the sole manager of Shift4 Payments, LLC.

The Shift4 Payments LLC Agreement also provides a redemption right to the Continuing Equity Owners which will entitle them to have their LLC Interests redeemed for, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case in accordance with the terms of the Shift4 Payments LLC Agreement; provided that, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), we may effect a direct exchange by Shift4 Payments, Inc. of such Class A common stock or such cash, as applicable, for such LLC Interests. The Continuing Equity Owners may exercise such redemption right for as long as their LLC Interests remain outstanding. In connection with the exercise of the redemption or exchange of LLC Interests (1) the Continuing Equity Owners will be required to surrender a number of shares of our Class B common stock registered in the name of such redeeming or exchanging Continuing Equity Owner (or its applicable affiliate), which we will cancel for no consideration on a one-for-one basis with the number of LLC Interests so redeemed or exchanged and (2) all redeeming members will surrender LLC Interests to Shift4 Payments, LLC for cancellation.

The Shift4 Payments LLC Agreement requires Shift4 Payments, LLC to take all actions with respect to its LLC Interests, including issuances, reclassifications, distributions, divisions or recapitalizations, such that (1) we at all times maintain a ratio of one LLC Interest owned by us, directly or indirectly, for each share of Class A common stock and Class C common stock issued by us, and (2) Shift4 Payments, LLC at all times maintain (a) a one-to-one ratio between the number of shares of Class A common stock and Class C common stock issued by us and the number of LLC Interests owned by us and (b) a one-to-one ratio between the aggregate number of shares of Class B stock owned by Searchlight and our Founder, collectively, and the number of LLC Interests owned by Searchlight and our Founder, collectively.

Stockholders Agreement

Pursuant to the Stockholders Agreement, Searchlight had the right to designate certain of our directors (the “Searchlight Directors”), which were two Searchlight Directors for as long as Searchlight directly or indirectly, beneficially owned, in the aggregate, 25% or more of our Class A common stock (including any shares of Class C common stock beneficially owned by Searchlight) or one Searchlight Director for as long as Searchlight directly or indirectly, beneficially owned, in the aggregate, less than 25% but over 10% of our Class A common stock (including any shares of Class C common stock beneficially owned by Searchlight), in each case, assuming that all outstanding LLC Interests in Shift4 Payments, LLC were redeemed for newly issued shares of our class A common stock on a one-for-one basis, and Rook has the right to designate certain of our directors (the “Founder Directors”), which will be two Founder Directors for as long as Rook directly or indirectly, beneficially owns, in the aggregate, 25% or more of our Class A common stock (including any shares of Class C common stock beneficially owned by our Founder) or one Founder Director for as long as Rook directly or indirectly, beneficially owns, in the aggregate, less than 25% but over 10% of our Class A common stock (including any shares of Class C common stock beneficially owned by our Founder), in each case, assuming that all outstanding LLC Interests are redeemed for newly issued shares of our Class A common stock on a one-for-one basis. As of April 17, 2023, Searchlight beneficially owned no shares of our Class A common stock (including (i) LLC Interests redeemable or exchangeable by Searchlight for shares of Class A common stock pursuant to the Shift4 Payments LLC Agreement and (ii) any shares of Class C common stock beneficially owned by Searchlight) and is no longer entitled to designate a nominee for election to our Board. The rights and obligations of Searchlight under the Stockholders Agreement terminated after Searchlight ceased owning any shares of our Class A common stock, Class B common stock or Class C common stock. A majority of the directors (with the Searchlight designees abstaining) agreed in writing that the Searchlight designee is not required to resign as a result of such decrease in designation rights. Each of Searchlight and Rook also agreed to vote, or cause to vote, all of their outstanding shares of our Class A common stock, Class B common stock and Class C common stock at any annual or special meeting of stockholders in which directors are elected, so as to cause the election of the Searchlight Directors and Founder Directors. Additionally, pursuant to the Stockholders Agreement, we shall take all commercially reasonable actions to cause (1) the Board to be comprised of at least seven directors or such other number of directors as our Board may determine; (2) the individuals designated in accordance with the terms of the Stockholders Agreement to be included in the slate of nominees to be elected to the Board at the next annual or special meeting of our stockholders at which directors are to be elected and at each annual meeting of our stockholders thereafter at which a director’s term expires; and (3) the individuals designated in accordance with the terms of the Stockholders Agreement to fill the applicable vacancies on the Board. The

Stockholders Agreement allows for the Board to reject the nomination, appointment or election of a particular director if such nomination, appointment or election would constitute a breach of the Board’s fiduciary duties to our stockholders or does not otherwise comply with any requirements of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws, the Nominating and Corporate Governance Committee Charter or the Corporate Governance Guidelines.

In addition, the Stockholders Agreement provides that for as long as Searchlight or Rook, respectively, beneficially owns, directly or indirectly, in the aggregate, 25% or more of all issued and outstanding shares of our Class A common stock (assuming that all outstanding LLC Interests are redeemed for newly issued shares of our Class A common stock on a one-for-one basis and including any shares of Class C common stock beneficially owned by Searchlight or our Founder), we will not take, and will cause our subsidiaries not to take, certain actions (whether by merger, consolidation or otherwise) without the prior written approval of Searchlight or Rook, respectively, including, subject to certain exceptions:

•

any transaction or series of related transactions, in which any “person” or “group” acquires, directly or indirectly, in excess of 50% of our then outstanding shares of any class of our capital stock or has the direct or indirect power to elect a majority of the members of our Board;

•	the reorganization, recapitalization, voluntary bankruptcy, liquidation, dissolution or winding-up of us;

•	the sale, lease or exchange of all or substantially all of our property and assets;

•

any actions (including, without limitation, any debt recapitalizations, refinancings, amendments, revolver drawings, repayments and compliance report review) with respect to our debt capitalization in excess of $100.0 million;

•	the declaration or payment of any dividends or other distributions by us;

•	any buyback, purchase, repurchase, redemption or other acquisition by us of any of our securities;

•	the (i) resignation, replacement or removal of the Company as the sole manager of Shift4 Payments, LLC or (ii) appointment of any additional person as a manager of Shift4 Payments, LLC;

•	any acquisition or disposition of our assets where the aggregate consideration for such assets is greater than $25.0 million in any single transaction or series of related transactions;

•	the creation of a new class or series of capital stock or equity securities of us;

•	any issuance of additional shares of Class A common stock, Class B common stock, Class C common stock, preferred stock or other of our equity securities;

•	any amendment or modification of our organizational documents;

•	entering into, modifying, amending or terminating any material contracts;

•	any new joint venture with a non-affiliate third-party;

•

the commencement, settlement or compromise of any litigation, claim, arbitration or other adversarial proceeding, governmental investigation, or proceeding involving an amount in dispute in excess of $500,000;

•	any entering into, modifying, amending or terminating any employments, severance, change of control or other agreement or contract with our Chief Executive Officer;

•	any hiring and/or termination of our Chief Executive Officer, Chief Financial Officer, Chief Strategy Officer, General Counsel or other executive officer; or

•	any increase or decrease of the size of our Board.

The Stockholders Agreement terminates upon the earlier to occur of (i) each of Searchlight and Rook cease to own any of our Class A common stock, Class B common stock or Class C common stock, (ii) each of Searchlight and Rook cease to have board designation rights under the Stockholders Agreement, or (iii) by unanimous consent of Searchlight and Rook. The rights and obligations of Searchlight under the Stockholders Agreement terminated after Searchlight ceased owning any shares of our Class A common stock, Class B common stock or Class C common stock.

Issuer Agreements

On March 16, 2021, in connection with the March 2021 VPF Contract (as defined below), the Company entered into an issuer agreement by and among the Company, Rook SPV (as defined below), Shift4 Payments, LLC and the March 2021 Dealer (as defined below), in which the Company, among other matters, provided for certain acknowledgements and agreements relating to the enforcement of the rights and remedies of the March 2021 Dealer under the March 2021 VPF Contract and related documents. As of April 10, 2023, the March 2021 VPF Contract settled in full and there are no remaining obligations of any party under the related issuer agreement.

On March 24, 2021, in connection with the pledge by Mr. J. Isaacman, our Founder, Chief Executive Officer and Chairman of the Board of Directors, through Rook, of 10.0 million shares of Class B common stock and an equal number of LLC Interests pursuant to a margin loan agreement (the “March 2021 Margin Loan”), the Company entered into an issuer agreement by and among the Company, Rook, Shift4 Payments, LLC and Goldman Sachs Bank USA, in which the Company, among other matters, provided for certain acknowledgements and agreements relating to the enforcement of the rights and remedies of Goldman Sachs Bank USA under such margin loan agreement and related documents. As of December 19, 2022, Mr. J. Isaacman paid the March 2021 Margin Loan in full using the proceeds of the December 2022 Margin Loan (as defined below) and there are no remaining obligations of any party under the related issuer agreement.

As of September 7, 2021, in connection with the September 2021 VPF Contract (as defined below), the Company entered into an issuer agreement by and among the Company, Rook SPV II (as defined below), Shift4 Payments, LLC and the September 2021 Dealer (as defined below), in which the Company, among other matters, provides for certain acknowledgements and agreements relating to the enforcement of the rights and remedies of the September 2021 Dealer under the September 2021 VPF Contract and related documents.

As of December 19, 2022, in connection with the margin loan and the pledge by Mr. J. Isaacman, our Founder, Chief Executive Officer and Chairman of the Board, through a wholly owned special purpose vehicle (the “Rook SPV III”), of 15.0 million shares of Class B common stock and equal number of LLC Interests pursuant to a margin loan agreement (the “December 2022 Margin Loan”), the Company entered into an issuer agreement by and among the Company, Rook SPV III, Shift4 Payments, LLC and Citibank, N.A., in which the Company, among other matters, provided for certain acknowledgements and agreements relating to the enforcement of the rights and remedies of Citibank, N.A. under such margin loan agreement and related documents. If Mr. J. Isaacman, through Rook SPV III, were to default on his obligations under the December 2022 Margin Loan and fail to cure such default, the lender would have the right to exchange and sell up to 15.0 million shares of Class B common stock to satisfy such obligation. Such an event could cause our stock price to decline.

Variable Prepaid Forward Contract

On March 16, 2021, Mr. J. Isaacman, through a wholly-owned special purpose vehicle (the “Rook SPV”), entered into a variable prepaid forward contract (the “March 2021 VPF Contract”) with an unaffiliated dealer (the “March 2021 Dealer”) covering approximately 2.0 million shares of the Company’s Class A common stock. The March 2021 VPF Contract settled physically on specified dates that occurred during February, March and April 2023, at which time the actual number of shares of the Company’s Class A common stock delivered by the Rook SPV, which was determined based on the price of the Company’s Class A common stock on such dates relative to the forward floor price of approximately $73.19 per share and the forward cap price of approximately $137.24 per share, was 1,997,133 shares. As of April 10, 2023, the March 2021 VPF Contract settled in full and there are no remaining obligations of any party under the related issuer agreement.

On September 7, 2021, Mr. J. Isaacman, through a wholly-owned special purpose vehicle (the “Rook SPV II”), entered into two variable prepaid forward contracts (the “September 2021 VPF Contracts”) with an unaffiliated dealer (the “September 2021 Dealer”), one covering approximately 2.18 million shares of the Company’s Class A common stock and the other covering approximately 2.26 million shares of the Company’s Class A common stock. The September 2021 VPF Contracts are both scheduled to settle on specified dates in June, July, August and September 2024, at which time the actual number of shares of the Company’s Class A common stock to be delivered by the Rook SPV II will be determined based on the price of the Company’s Class A common stock on such dates relative to the forward floor price of approximately $66.42 per share and the forward cap price of approximately $112.09 per share for the contract covering approximately 2.18 million shares of the Company’s Class A common stock, and to the forward floor price of $66.4240 per share and the forward cap price of approximately $120.39 per share for the contract covering approximately 2.26 million shares of the Company’s Class A common stock, with the aggregate number not to exceed approximately 4.44 million shares, which is the aggregate number of shares of Company’s Class B common stock and their associated common units of Shift4 Payments, LLC pledged by the Rook SPV II to secure its obligations under the contracts. Subject to certain conditions, the Rook SPV II can also elect to settle the variable prepaid forward contracts in cash and thereby retain full ownership of the pledged shares and units.

Mr. J. Isaacman, through the Rook SPV II, entered into the September 2021 VPF Contracts in accordance with his family financial plan, to provide current liquidity and continue to make charitable donations while also allowing him to maintain voting and dividend rights in the stock and units, as well as the ability to participate in future stock price appreciation up to the respective forward cap prices, during the term of the contracts and thereafter if the Rook SPV II settles the variable prepaid forward contracts in cash. If the Rook SPV II were to default on its obligations under the September 2021 VPF Contracts and fail to cure such default, the September 2021 Dealer would have the right to exchange up to approximately 4.44 million common units of Shift4 Payments, LLC pledged by the Rook SPV II for up to approximately 4.44 million shares of Company’s Class A common stock, and an equivalent number of Class B common stock will be retired.

The aggregate number of shares covered by the September 2021 VPF Contract represents approximately 16.8% of the Company’s (on an as-converted basis) and 5.3% of Mr. J. Isaacman’s (on an as-converted basis) total shares of Class A common stock outstanding as of April 17, 2023, respectively. The aggregate pledged Class B common stock under the September 2021 VPF Contract represents approximately 14.0% of the Company’s and 17.1% of Mr. J. Isaacman’s total voting power (including the outstanding Class C common stock) as of April 17 2023, respectively.

Residual Buyout

In June 2022, we entered into a $3.6 million residual commission buyout agreement with Tiffany Caramico, a distribution partner of Shift4 for over fifteen years and a half-sister of Mr. Isaacman, our Founder, Chief Executive Officer and Chairman of the Board of Directors, consisting of an initial payment of $2.5 million in cash and $0.6 million in shares of the Company’s Class A common stock, and a contingent payment of $0.5 million in cash payable after 12 months, subject to certain conditions related to the performance of the acquired assets. The terms of the agreement were consistent with other similar agreements with distribution partners as part of a larger strategic initiative to insource our key distribution partners, including through the acquisition of over a hundred partners’ residual commission obligations.

Director and Officer Indemnification and Insurance

We have entered into separate indemnification agreements with each of our directors and executive officers. We have also purchased directors and officers liability insurance.

Limitations on Liability and Indemnification of Officers and Directors

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide indemnification for our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We entered into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our Amended and Restated Certificate of Incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

Policies and Procedures for Related Person Transactions

Our Board has adopted a written Related Person Transaction Policy, setting forth the policies and procedures for the review and approval or ratification of related person transactions. Under the policy, our legal department is primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. In addition, any potential related person transaction that is proposed to be entered into by the Company must be reported to the General Counsel by both the related person and the person at the Company responsible for such potential related person transaction. If our legal department determines that a transaction or relationship is a related person transaction requiring compliance with the policy, our General Counsel is required to present to the Audit Committee all relevant facts and circumstances relating to the related person transaction. Our Audit Committee must review the relevant facts, whether the transaction is inconsistent with the interest of the Company and its stockholders, and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics, and either approve or disapprove the related person transaction. If advance Audit Committee approval of a related person transaction requiring the Audit Committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chairperson of the Audit Committee subject to ratification of the transaction by the Audit Committee at the Audit Committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, then upon such recognition the transaction will be presented to the Audit Committee for ratification at the Audit Committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. Our management will update the Audit Committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then current related person transactions. No director may participate in approval of a related person transaction for which he or she is a related person.

STOCKHOLDERS’ PROPOSALS

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2024 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 2202 N. Irving St., Allentown, Pennsylvania 18109 in writing not later than December 30, 2023.

Stockholders intending to present a proposal at the 2024 Annual Meeting, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Amended and Restated Bylaws. Our Amended and Restated Bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the 120th day and not later than the 90th day prior to the anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2024 Annual Meeting no earlier than February 10, 2024 and no later than March 11, 2024. The notice must contain the information required by the Amended and Restated Bylaws, a copy of which is available upon request to our Secretary. In the event that the date of the 2024 Annual Meeting is more than 30 days before or more than 60 days after June 9, 2024 then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2024 Annual Meeting and not later than the 90th day prior to the 2024 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by us. In addition to satisfying the foregoing requirements under our Amended and Restated Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act by the deadline for submitting director nominations under our Amended and Restated Bylaws, as described above.

We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

OTHER MATTERS

Our Board is not aware of any matter to be presented for action at the Annual Meeting other than the matters referred to above and does not intend to bring any other matters before the Annual Meeting. However, if other matters should come before the Annual Meeting, it is intended that holders of the proxies named on the Company’s proxy card will vote thereon in their discretion.

SOLICITATION OF PROXIES

The accompanying proxy is solicited by and on behalf of our Board, whose Notice of Annual Meeting is attached to this proxy statement, and the entire cost of our solicitation will be borne by us. In addition to the use of mail, proxies may be solicited by personal interview, telephone, e-mail and facsimile by our directors, officers and other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held by the brokers, nominees, custodians and other fiduciaries. We will reimburse these persons for their reasonable expenses in connection with these activities.

Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

We intend to file a proxy statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for our 2024 Annual Meeting. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed by us with the SEC without charge from the SEC’s website at: www.sec.gov.

SHIFT4’S ANNUAL REPORT ON FORM 10-K

A copy of our 2022 Form 10-K, including financial statements and schedules thereto but not including exhibits, as filed with the SEC, will be sent to any stockholder of record on April 17, 2023 without charge upon written request addressed to:

Shift4 Payments, Inc.

Attention: Secretary

2202 N. Irving St.

Allentown, Pennsylvania 18109

A reasonable fee will be charged for copies of exhibits. You also may access this proxy statement and our 2022 Form 10-K at www.proxyvote.com. You also may access our 2022 Form 10-K at investors.shift4.com.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ONLINE, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THIS PROXY STATEMENT. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION.

By Order of the Board of Directors

Jordan Frankel

Secretary, General Counsel and Executive Vice President, Legal, Risk and Compliance

Allentown, Pennsylvania

April 28, 2023

APPENDIX A

Adjusted EBITDA is the primary financial performance measure used by management to evaluate its business and monitor results of operations. Adjusted EBITDA represents EBITDA further adjusted for certain non-cash and other nonrecurring items that management believes are not indicative of ongoing operations. These adjustments include the TSYS outage and associated costs, acquisition, restructuring and integration costs, revaluation of contingent liabilities, unrealized gain (loss) on investments in securities, change in TRA liability, equity-based compensation expense, and other nonrecurring items. The financial impact of certain elements of these activities is often largely relative to the Company’s overall financial performance and can adversely affect the comparability of our operating results and investors’ ability to analyze the business from period to period.

We use non-GAAP financial measures to supplement financial information presented on a GAAP basis. We believe that excluding certain items from our GAAP results allows management to better understand our consolidated financial performance from period to period and better project our future consolidated financial performance as forecasts are developed at a level of detail different from that used to prepare GAAP-based financial measures. Moreover, we believe these non-GAAP financial measures provide our stakeholders with useful information to help them evaluate our operating results by facilitating an enhanced understanding of our operating performance and enabling them to make more meaningful period to period comparisons. There are limitations to the use of the non-GAAP financial measures presented in this Annual Report. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.

The non-GAAP financial measures are not meant to be considered as indicators of performance in isolation from, or as a substitute for, net income (loss) prepared in accordance with GAAP, and should be read only in conjunction with financial information presented on a GAAP basis. Reconciliations of gross revenue less network fees, EBITDA and Adjusted EBITDA to its most directly comparable GAAP financial measure are presented below. We encourage you to review the reconciliations in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented. In future fiscal periods, we may exclude such items and may incur income and expenses similar to these excluded items.

EBITDA and Adjusted EBITDA:

	Year Ended December 31,
(in millions)	2022	2021	2020
Net income (loss)	$86.7	$(74.0)	$(111.4)
Interest expense	32.5	28.0	40.2
Interest income	(10.8)	—	—
Income tax provision (benefit)	0.2	(3.1)	(2.4)
Depreciation and amortization expense	149.1	104.4	84.2

EBITDA	257.7	55.3	10.6
Acquisition, restructuring and integration costs (a)	28.2	36.7	8.3
Revaluation of contingent liabilities (b)	(36.6)	0.2	(6.1)
Unrealized gain on investments in securities (c)	(15.1)	—	—
Change in TRA liability (d)	1.7	—	—
Equity-based compensation (e)	50.4	47.3	66.9
TSYS outage payments and associated costs (f)	—	26.3	—
Impact of lease modifications (g)	—	—	(12.4)
Other nonrecurring items (h)	3.4	1.4	20.4

Adjusted EBITDA	$289.7	$167.2	$87.7

(a)

For the year ended December 31, 2022, primarily consisted of $23.7 million of acquisition-related costs, a signing bonus of $2.0 million to our Chief Financial Officer, and $1.4 million of professional fees

A-1

associated with a consent solicitation for the 2026 Senior Notes in March 2022. For the year ended December 31, 2021, consists primarily of expenses related to the integration of 3dcart and its rebranding as Shift4Shop of $20.8 million, acquisition-related costs incurred of $7.3 million, $3.7 million of costs associated with the Inspiration4 seat and $1.6 million of severance costs. For the year ended December 31, 2020, consists primarily of transaction expenses incurred related to the two acquisitions in the fourth quarter of 2020 of $2.1 million, change of control liabilities as a result of the IPO of $3.8 million, severance costs of $1.2 million, and professional fees of $0.8 million related to the October 2020 debt refinancing. See Note 14 to our audited consolidated financial statements included in the 2022 Form 10-K for more information on the contingent liability adjustments.
(b)	For the years ended December 31, 2022 and 2020, primarily consisted of fair value adjustments to contingent liabilities arising from acquisitions.
(c)

Represents adjustments to the fair value of investments in non-marketable securities. See Note 14 to our audited consolidated financial statements included in the 2022 Form 10-K for more information on the investments in non-marketable securities.

(d)	Represents adjustments to the TRA liability. See Note 15 to our audited consolidated financial statements included in the 2022 Form 10-K for more information on the TRA.
(e)

Represents equity-based compensation expense for RSUs, including employer taxes for vested RSUs. See Note 21 to our audited consolidated financial statements included in the 2022 Form 10-K for more information on equity-based compensation.

(f)

Includes nonrecurring payments we made in the year ended December 31, 2021 to our merchants of $23.1 million and partners of $2.8 million due to the TSYS outage and other expenses incurred associated with the TSYS outage of $0.4 million. See “Factors Impacting Our Business and Results of Operations” and Note 4 to our audited consolidated financial statements included in the 2022 Form 10-K for more information about the TSYS outage.

(g)

Effective June 30, 2020, we modified the terms and conditions of our SaaS agreements and updated operational procedures. As a result, beginning June 30, 2020, hardware provided under our SaaS agreements is accounted for as an operating lease, whereas prior to June 30, 2020, these agreements were accounted for as sales-type leases. This adjustment of $12.4 million represents the one-time cumulative impact of modifying the contracts effective June 30, 2020. Prior to amending the terms, the sales-type lease accounting treatment impacted EBITDA and Adjusted EBITDA negatively by $8.6 million for the year ended December 31, 2020.

(h)

For the year ended December 31, 2022, primarily consisted of $1.1 million of costs associated with an internal processing system disruption that required technical remediation, $0.8 million of nonrecurring advertising and marketing expenses, $0.7 million of legal and professional fees for one-time matters, a $0.5 million donation and $0.4 million of costs associated with an early retirement initiative completed in the first quarter of 2022. For the year ended December 31, 2020, primarily consists of $16.6 million in losses on the extinguishment of debt associated with the debt pre-payments in 2020 and $1.6 million for temporary fee waivers given on certain products from March 2020 through June 2020 as a result of COVID-19. See Note 12 our audited consolidated financial statements included in the 2022 Form 10-K for more information on the losses on the extinguishment of debt. Also includes fees to the Continuing Equity Owners for consulting and managing services through the date of the IPO of $0.8 million for the year ended December 31, 2020. These fees are not required to be paid subsequent to the IPO. See Note 17 our audited consolidated financial statements included in the 2022 Form 10-K for more information about these related party transactions.

A-2

SHIFT4 PAYMENTS, INC.

2202 NORTH IRVING STREET

ALLENTOWN, PA 18109

VOTE BY INTERNET

Before the Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 8, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/FOUR2023

You may attend the meeting via the Internet and vote during the meeting. We recommend, however, that you vote before the meeting even if you plan to participate in the meeting, since you can change your vote during the meeting by voting when the polls are open. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Before the Meeting - Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 8, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Before the Meeting - Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V14207-P91469                                 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SHIFT4 PAYMENTS, INC.			For	Withhold	For All	To withhold authority to vote for any individual
The Board of Directors recommends you vote FOR the election of all of the Class III director nominees listed in the following proposal:			All	All	Except	nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Class III Directors		☐	☐	☐
Nominees:

	01)	Sam Bakhshandehpour

	02)	Jonathan Halkyard

	03)	Donald Isaacman

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.						☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain

3.	Approval, on an advisory (non-binding) basis, of the compensation of the Company’s named executive officers.						☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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V14208-P91469

SHIFT4 PAYMENTS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

SHIFT4 PAYMENTS, INC.

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 9, 2023

The undersigned stockholder(s) of Shift4 Payments, Inc. hereby appoint(s) Nancy Disman and Jordan Frankel, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse of this proxy card, all of the shares of Class A common stock, Class B common stock, and/or Class C common stock of Shift4 Payments, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 12:00 p.m. Eastern Time on June 9, 2023, via a live webcast at www.virtualshareholdermeeting.com/FOUR2023, and any adjournment, continuation or postponement thereof. Such proxies are authorized to vote in their discretion (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting of Stockholders by a reasonable time before the proxy solicitation was made, and (z) on such other business as may properly be brought before the meeting or any adjournment, continuation or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side